Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165394

PROSPECTUS

$400,000,000

CENVEO CORPORATION

Exchange Offer for All Outstanding
8⅞% Senior Second Lien Notes due 2018

The Exchange Notes

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The terms of the 8⅞% Senior Second Lien Notes due 2018 we are issuing (the “exchange notes”) will be substantially identical to the outstanding 8⅞% Senior Second Lien Notes due 2018 that we issued on February 5, 2010 (the “outstanding notes” and, collectively with the exchange notes, the “notes”), except for the elimination of some transfer restrictions, registration rights and additional interest payments relating to the outstanding notes.

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Interest Payments: The exchange notes will bear interest at a rate of 8⅞% per annum. We will pay interest on the exchange notes semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing August 1, 2010.

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Guarantees: The exchange notes will be guaranteed on a senior secured basis by Cenveo, Inc. and substantially all of our existing and future domestic subsidiaries and on a senior unsecured basis by substantially all of our existing and future Canadian subsidiaries.

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Ranking: The exchange notes and the guarantees thereof will be our and the domestic guarantors’ senior secured obligations and senior unsecured obligations of our Canadian guarantors. The exchange notes and the guarantees will rank equally in right of payment with all of our existing and future senior debt and senior in right of payment to all of our and the guarantors’ existing and future subordinated debt. The exchange notes and the guarantees will be secured as set forth below.

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Security: The exchange notes and the guarantees thereof will be secured by a second priority lien on substantially all our and the domestic guarantors’ assets that secure obligations under our senior secured credit facility. For more information, see “Description of the Exchange Notes—Security.”

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Optional Redemption and Repurchase: The exchange notes will be redeemable, in whole or in part, at any time on or after February 1, 2014 on the redemption dates and at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” In addition we may redeem up to 35% of the exchange notes before February 1, 2013 with the net cash proceeds from certain equity offerings. We may also redeem up to 10% of the aggregate principal amount of exchange notes per twelve month period before February 1, 2014 at a redemption price of 103% of the principal amount, plus accrued and unpaid interest. We may also redeem some or all of the exchange notes before February 1, 2014 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. In addition, we may be required to make an offer to purchase the exchange notes upon the sale of certain assets and upon a change of control.

●	We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system.

Material Terms of the Exchange Offer

●	The exchange offer expires at 5:00 p.m., New York City time, on May 26, 2010, unless extended.

●	The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered.

●	Our completion of the exchange offer is subject to customary conditions, which we may waive.

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Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of exchange notes that are registered under the Securities Act of 1933.

●	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

●	The exchange of exchange notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.

●	We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

For a discussion of factors that you should consider before participating in this exchange offer, see “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved of or disapproved of these securities or passed on the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2010.

TABLE OF CONTENTS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document or in the documents incorporated by reference herein may only be accurate on the date of this document or such incorporated document, as applicable.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, particularly statements found in “Risk Factors,” may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our representatives have made or continue to make forward-looking statements, orally or in writing, in other contexts.  These forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” and similar expressions, or as other statements that do not relate solely to historical facts. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict or quantify.  Management believes these statements to be reasonable when made. However, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.

Such forward-looking statements involve known and unknown risks, including, but not limited to, those identified in “Risk Factors” along with changes in general economic, business and labor conditions. More information regarding these and other risks can be found below under “Risk Factors” and other sections of this prospectus. The following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

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a decline of our consolidated or individual reporting units operating performance as a result of the current economic environment could affect the results of our operations and financial position, including the impairment of our goodwill and other long-lived assets;

●	our substantial indebtedness could impair our financial condition and prevent us from fulfilling our business obligations;

●	our ability to service or refinance our debt;

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●	the terms of our indebtedness impose significant restrictions on our operating and financial flexibility;

●	additional borrowings are available to us that could further exacerbate our risk exposure from debt;

●	our ability to successfully integrate acquisitions;

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a decline in our consolidated expected profitability or profitability within one of our individual reporting units could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets;

●	our continued SEC compliance;

●	intense competition in our industry;

●	the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations;

●	factors affecting the U.S. postal services impacting demand for our products;

●	the availability of the Internet and other electronic media affecting demand for our products;

●	increases in paper costs and decreases in its availability;

●	our labor relations;

●	compliance with environmental rules and regulations; and

●	dependence on key management personnel.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. We incorporate by reference the documents listed below and all documents Cenveo, Inc. subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K).

This document incorporates by reference the Annual Report on Form 10-K of Cenveo, Inc. for the fiscal year ended January 2, 2010, filed with the SEC on March 3, 2010.

You can obtain any document listed above from us or the SEC. Any document listed above is available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain any document listed above by requesting it upon written or oral request from us at the following address:

Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Corporate Secretary
Telephone: (203) 595-3000

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If you would like to request documents from us, please do so by May 21, 2010, five days prior to the expiration of the exchange offer, to receive timely delivery of the documents before the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

Cenveo, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Cenveo, Inc. files at the SEC’s public reference room located at 100 F Street NE, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov and by us at www.cenveo.com

We filed a registration statement on Form S-4 to register with the SEC the exchange of the exchange notes. This document is part of that registration statement and constitutes a prospectus of ours. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

If you are a stockholder of Cenveo, Inc., you can obtain copies of our annual and quarterly reports from us or the SEC. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports of Cenveo, Inc. by requesting them in writing at the following address:

Cenveo Corporation
One Canterbury Green
201 Broad Street
Stamford, Connecticut 06901
Attention: Corporate Secretary
Telephone: (203) 595-3000

This document is dated April 28, 2010. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to the holders of outstanding notes nor the issuance of exchange notes shall create any implication to the contrary.

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SUMMARY

You should read the following summary together with the more detailed information appearing elsewhere in this prospectus and the financial statements and related notes and other information included or incorporated by reference in this prospectus. Unless the context otherwise requires, in this prospectus, references to “the Company” mean Cenveo Corporation, a Delaware corporation, “the Parent Company” mean Cenveo, Inc., a Colorado corporation, and “Cenveo,” “we,” “us,” and “our,” mean collectively the Company, the Parent Company and all their consolidated subsidiaries. The Parent Company is a holding company and holds all of the capital stock of the Company.  In this prospectus, we use the term “outstanding notes” to refer to our currently outstanding 8⅞% Senior Second Lien Notes due 2018 for which the exchange notes are being offered for exchange. Unless otherwise stated or the context otherwise requires, references to “notes” refer to the outstanding notes that are not exchanged in the exchange offer and the exchange notes, collectively.

Our Company

We are one of the largest diversified printing companies in North America, according to the December 2009 Printing Impressions 400 report. Our broad portfolio of products includes forms and labels manufacturing, packaging and publisher offerings, envelope production and commercial printing. We operate a global network of strategically-located printing and manufacturing, fulfillment and distribution facilities, which we refer to as manufacturing facilities, serving a diverse base of over 100,000 customers. Since 2005, when current senior management joined the Company, we have significantly improved profitability by consolidating and closing plants, centralizing and leveraging our purchasing spend, seeking operational efficiencies, and reducing corporate and field staff. In addition, we have made investments in our businesses through acquisitions of highly complementary companies and capital expenditures, while also divesting non-strategic businesses. Cenveo, Inc.’s  common stock is traded on the New York Stock Exchange under the symbol “CVO” and as of March 3, 2010 Cenveo, Inc.  had an equity market capitalization of approximately $518.3 million.

Business Segments

We operate our business in two complementary segments:
●	Envelopes, Forms and Labels; and

●	Commercial Printing.

Envelopes, Forms and Labels

We are the largest North American prescription labels manufacturer for retail pharmacy chains, a leading forms and labels provider, and one of the largest North American envelope manufacturers. In 2009, we added to our envelopes, forms and labels business with the acquisition of Nashua Corporation, which we refer to as Nashua. Nashua is a manufacturer, converter and marketer of labels and specialty papers whose primary products include pressure-sensitive labels, tags, transaction and financial receipts, thermal and other coated papers, and wide-format papers. Prior to our acquisition, Nashua had annual revenues of approximately $265 million. For the fiscal year ended January 2, 2010, our envelopes, forms and labels segment represented approximately 48% of our net sales and operates 35 manufacturing facilities in North America primarily specializing in the design, manufacturing and printing of:

●	Custom labels and specialty forms;

●	Stock envelopes, labels and business forms; and

●	Direct mail and customized envelopes developed for advertising, billing and remittance.

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Our envelopes, forms and labels segment serves customers ranging from Fortune 50 companies to middle market and small companies serving niche markets. We produce pressure-sensitive prescription labels for the retail pharmacy chain market. We print a diverse line of custom labels and specialty forms for a broad range of industries including manufacturing, warehousing, packaging, food and beverage, and health and beauty, which we sell through extensive networks within the resale channels. We supply a diverse line of custom products for our small and mid-size business forms and labels customers, including both traditional and specialty forms and labels for use with desktop PCs and laser printers. We also provide direct mail and overnight packaging labels, food and beverage labels, and shelf and scale labels for national and regional customer accounts. Our printed office products include business documents, specialty documents and short-run secondary labels, which are made of paper or film, affixed with pressure sensitive adhesive and are used for mailing, messaging, bar coding and other applications, by large through smaller-sized customers across a wide spectrum of industries. We produce a broad line of stock envelopes, labels and traditional business forms that are sold through independent distributors, contract stationers, national catalogs for the office products market, office products superstores and quick printers. We also offer direct mail products used for customer solicitations and custom envelopes used for billing and remittance by end users including banks, brokerage firms and credit card companies in addition to a broad group of other customers in various industries.

Commercial Printing

We are one of the leading commercial printing companies in North America and one of the largest providers of end-to-end content management solutions to scientific, technical and medical journals, which we refer to as STM journals. In 2008, we expanded our commercial printing business with the acquisition of Rex Corporation and its manufacturing facility, which we refer to as Rex, that manufactures premium and high-quality packaging solutions for frozen food, tobacco and pharmaceutical products customers. Prior to our acquisition, Rex had annual revenues of approximately $40 million. For the fiscal year ended January 2, 2010, our commercial printing segment represented approximately 52% of our net sales and operates approximately 35 manufacturing facilities in the United States, Canada, Latin America and Asia, providing one-stop print, design, content management, fulfillment and distribution offerings, including:

●	Specialty packaging and high quality promotional materials for multinational consumer products companies;

●	STM journals, special interest and trade magazines for not-for-profit organizations, educational institutions and specialty publishers;

●	High-end color printing of a wide range of premium products for major national and regional customers; and

●	General commercial printing products for regional and local customers.

Our commercial printing segment primarily caters to the consumer products, pharmaceutical, financial services, publishing and telecommunications industries, with customers ranging from Fortune 50 companies to middle market and small companies operating in niche markets. We provide a wide array of commercial print offerings to our customers including electronic prepress, digital asset archiving, direct-to-plate technology, high-quality color printing on web and sheet-fed presses and digital printing. The broad selection of commercial printing products we produce also includes specialty packaging, journals and specialized periodicals, annual reports, car brochures, direct mail products, advertising literature, corporate identity materials, financial printing, books, directories, calendars, brand marketing materials, catalogs, and maps. In our journal and specialty magazine business, we offer complete solutions, including editing, content processing, content management, electronic peer review, production, distribution and reprint marketing. Our primary customers for our specialty packaging and promotional products are pharmaceutical, apparel, tobacco and other large multinational consumer product companies.

The primary methods of distribution of the principal products for our two segments are by direct shipment via express mail, the U.S. Postal system and freight carriers.

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Our Competitive Strengths

We believe that our leading market positions in the printing industry are due to the following competitive strengths:

Strong Competitive Position. We are one of the largest publicly-traded printing companies with leading market positions in several niche product markets including scale labels and specialty packaging. We are one of the largest suppliers to the direct mail market in North America and a leading publications printer according to Printing Impressions. Additionally, we are one of the largest providers of editorial, content processing and production assistance to the STM journal publishing market, and the largest North American retail pharmacy chain prescription labels manufacturer based on volume sold. Our leadership position in the segments in which we compete allows us to create well-known, high quality products, leverage the scale of our operating platform and develop loyal customers, while pursuing a low-cost provider strategy.

Broad, High Quality Portfolio of Products. We have an extensive range of printing equipment that allows us to print a wide variety of well-known, high quality products ranging from pharmaceutical labels to customized direct mail envelopes to premium full-color brochures and annual reports. We also offer a wide range of printing capabilities, including direct-to-plate technology, high color printing on our web and sheet-fed presses, digital and variable printing, and print fulfillment and distribution. Over the past two years, our products have been recognized both locally and nationally, winning awards such as First Prize at the 2008 Green Entrepreneurial Innovation Awards for our green keycard used at hotel chains and at 2009 PrintROCKS! for our Gates Foundation handbook and Williams-Sonoma wedding registry guide. We were awarded Best in Show at the 2008 and 2009 North California Printing Impressions showcase, and a 2008 PIA/GATF “Best of Category Benny” for printed invitations. We have also won top supplier awards including ProForma’s 2008 Award for Most Valued Preferred Provider and the 2008 and 2009 Supplier Excellence Award from Abbott Laboratories.

Extensive Operating Platform and Significant Economies of Scale. We currently operate one of North America’s largest print, envelope and business forms manufacturing and distribution networks, with approximately 70 manufacturing facilities as of January 2, 2010. Our extensive network has a broad geographic footprint that is designed to cost-effectively deliver high quality products to our customers on a quick turn basis. Our network has also enabled us to increase sales to national customers who benefit from the logistical solutions we provide to deliver our products for them in multiple regions of the United States. Further, we also believe that our multiple locations and plant and press capabilities, in combination with our product mix and diverse customer base, facilitate greater capacity utilization and enhance our risk mitigation efforts. The scale of our platform gives us the opportunity to redeploy equipment more efficiently, thereby maximizing its utility and extending its useful life. Our size also enables us to spread our general and administrative overhead over a larger operating platform.

Large and Diversified Customer Base. We have a large and diversified customer base of over 100,000 customers ranging from Fortune 50 companies to small companies serving niche markets. The customers we serve are comprised of public and privately-held companies, U.S. government agencies, non-profit organizations and educational institutions in numerous end markets, including consumer products, pharmaceutical, financial services, education, healthcare, automotive, retail and technology. Our customers rank among the world’s most well-known companies. We have established relationships with blue chip companies in both of our business segments, including General Electric, Nintendo, GlaxoSmithKline, American Express, Staples, OfficeMax, Capital One, Bristol Meyers Squibb, FedEx, CVS and Starwood Hotels & Resorts. Our customer base also includes leading publishers of STM journals such as Reed Elsevier, John Wiley & Sons and Wolters Kluwer, non-profit organizations such as FASEB and the American Chemical Society, and educational institutions such as the University of Chicago and Georgetown University Law Center. We also include among our resale distributor customers several small-to-mid-size printing franchises such as Alphagraphics and Sir Speedy, and print brokers and suppliers such as PROforma, and Standard Register. No single customer accounted for more than 2.5% of our net sales, while our top twenty customers accounted for less than 24% of our net sales for the fiscal year ended January 2, 2010.

Strong Cash Flow Generation. Our management team has significantly improved our ability to generate cash flow from operations through cost-savings initiatives, emphasis on profitable growth and strategic acquisitions of complementary businesses. In addition, we have focused on reducing ongoing working capital requirements and improving sales and purchasing terms with our customers and suppliers. Our nine  acquisitions since 2006 brought

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us new manufacturing capabilities while our plant closings and consolidations have allowed us to redeploy the best equipment throughout our operating platform, allowing us to maintain capital expenditures between approximately 1.5% to 2.0% of net sales. As of January 2, 2010, we have at least $220.0 million of federal net operating loss tax carry-forwards that will keep us from being a full taxpayer until after 2011. For the fiscal year ended January 2, 2010, we generated approximately $72.1 million of operating cash flow from continuing operations.

Experienced Management Team. Our senior management, led by Chairman and Chief Executive Officer Robert G. Burton, Sr., is one of the most seasoned teams in the industry with an average of over 26 years of printing industry experience. The management team has extensive experience in delivering cost-savings, identifying and integrating acquisitions in key markets, and increasing profitability. In his career as a senior executive, Mr. Burton has overseen more than 60 acquisitions, each of which was accretive to earnings. In addition to our cost-savings initiatives, since July 2006, our senior management team has successfully completed nine acquisitions with pre-acquisition aggregate annual net sales in excess of $1.2 billion. As a result of our cost-savings initiatives and other efforts during our current management team’s tenure, Adjusted EBITDA margins have increased from 6.1% for the quarter ended September 30, 2005 to 11.8% for the fiscal year ended January 2, 2010.

Our Business Strategy

Our goals are to improve on profitability and pursue disciplined growth. The principal features of our strategy are:

Improve our Cost Structure and Profitability. We regularly assess our operations with a view toward eliminating operations that are not aligned with our core United States operations or are underperforming. In September 2005, we established a goal of reducing annual operating expenses through, among other things, consolidating our purchasing activities and manufacturing platform, reducing corporate and field human resources, streamlining information technology infrastructure and eliminating discretionary spending. We achieved our cost-savings goal, which we refer to as our 2005 Plan, before the end of 2007. In 2007 we initiated activities, which we refer to as the 2007 Plan, in connection with our 2007 acquisitions of Commercial Envelope Manufacturing Co., Inc., which we refer to as Commercial Envelope, Madison/Graham ColorGraphics, Inc., which we refer to as ColorGraphics, Cadmus Communications Corporation, which we refer to as Cadmus and PC Ink Corp., which we refer to as Printegra, and collectively with Commercial Envelope, ColorGraphics and Cadmus, which we refer to as the 2007 Acquisitions. Under the 2007 Plan, we closed seven manufacturing facilities and integrated those operations into acquired and existing operations.

In the first quarter of 2009, we implemented our 2009 cost savings and restructuring plan, which we refer to as the 2009 Plan, to reduce our operating costs and realign our manufacturing platform in order to compete effectively during the current economic downturn. In connection with the 2009 Plan, we implemented cost savings initiatives throughout our operations by closing three envelope plants, one journal printing plant, one content facility, two commercial printing plants and a forms plant and consolidating them into existing operations while continuing the consolidation of certain back office functions into specific centralized locations. As a result of these 2009 actions, we reduced our headcount by approximately 1,700. We expect to have substantially completed these cost savings initiatives by the end of the first quarter of 2010.  In total, we took actions that resulted in significant cost savings in 2009 that have aided us in weathering the recession and positioning us better for the future. We expect further initiatives to improve our profitability including additional cost-savings in connection with ongoing operations, completed acquisitions and any future acquisitions. We continue to evaluate the sale or closure of manufacturing facilities that do not align with our strategic goals or meet our performance targets.

Capitalize on Scale Advantages. We believe there are significant advantages to being a large competitor in a highly fragmented industry. We seek to capitalize on our size, geographic footprint and broad product lines to offer one-stop shopping and enhance our overall value to our customers. As we grow in scale and increase our operating leverage, we seek to realize better profit margins through operational improvements in our manufacturing platform.

Enhance the Supply Chain. We continue to work with our core suppliers to improve all aspects of our purchasing spend and other logistical capabilities as well as to ensure a stable source of supply. We seek to lower costs through more favorable pricing and payment terms, more effective inventory management and improved communications with vendors. We continue to consolidate our suppliers of key production inputs such as paper and

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ink, and believe that significant opportunities exist in optimizing the rest of our supply chain. Such opportunities that still exist include, but are not limited to: (i) consolidating our packaging suppliers, specifically carton, film and tape, to maximize our purchasing spend with a smaller supplier base, (ii) reducing warehousing-related costs through better inventory management, and (iii) increasing operating results through better waste by-product capture and return to recycling vendors.

Seek Product and Processing Improvements. We conduct regular reviews of our product offerings, manufacturing processes and distribution methods to ensure that we take advantage of new technology when practical and meet the changing needs of our customers and the demands of a global economy. We actively explore potential new product opportunities for expansion, particularly in market sectors that are expected to grow at a faster pace than the broader commercial printing industry. We also strive to enter into new markets in which we may have competitive advantages based on our existing infrastructure, operating expertise and customer relationships. Pharmaceutical labels, direct mail and specialty packaging are examples of product niche markets with opportunities for faster growth into which we recently expanded or entered. We are also investing in promising digital and variable print technology as we see demand from our customers increasing. By expanding our products offerings, we intend to increase cross-selling opportunities to our existing customer base and mitigate the impact of any decline in a given market.

Pursue Strategic Acquisitions. We continue to selectively review opportunities to expand within growing niche markets, broaden our product offerings and increase our economies of scale through acquisitions. We intend to continue practicing acquisition disciplines and pursuing opportunities for greater expected profitability and cash flow or improved operating efficiencies, such as increased utilization of our manufacturing assets. Since July 2006, we have completed nine acquisitions that we believe have and will continue to enhance our operating margins and deliver economies of scale. We believe our acquisition strategy will allow us to both realize increased revenue and cost-saving synergies, and apply our management expertise to improve the operations of acquired entities. For example, our acquisition of Nashua built upon our acquisition of Rx Technology Corporation, which we refer to as Rx Technology. In July 2006, Rx Technology gave us entry into and a leading market position in the pharmaceutical labels business. Nashua further strengthened our position in the pharmaceutical labels market, while giving us access to new shelf label market customers and allowing us to further enhance our raw material purchasing power and rationalize our manufacturing platform.

Our Industry

The United States printing industry is large and highly fragmented with just over 34,100 participants as reported in the second quarter 2009 United States Department of Labor Quarterly Census of Employment and Wages. This is down from approximately 36,100 participants in the second quarter of 2007. The Printing Industries of America estimated 2008 aggregate shipment revenues for the printing industry were in excess of $165 billion. The industry consists of a few large companies with sales in excess of $1 billion, several mid-sized companies with sales in excess of $100 million and thousands of smaller operations. These printing businesses operate in a broad range of sectors, including commercial printing, envelopes, forms and labels, specialty printing, trade publishing, and specialty packaging among others. We estimate that in 2008 the ten largest North American commercial printers by revenue, as reported in the Printing Impressions 400, represented approximately 19% of total industry sales, while the market sectors in which we primarily compete, as categorized in the 2008 PIA/GATF Print Market Atlas, comprised approximately 70% of total industry sales.

Recent Developments

Amendment to the Senior Secured Credit Facilities. On February 5, 2010, the fourth amendment to our existing senior secured credit facilities became effective. The amendment, among other things, reset the existing financial covenants and added a new financial covenant providing for a maximum consolidated first lien leverage ratio. Pursuant to the amendment, permitted borrowings under the revolving credit facility were reduced from $187.5 million to $150.0 million and the proceeds from the offering of the outstanding notes, net of fees and expenses, was used to pay down $300.0  million of the term loans outstanding and $88.0 million of revolving credit loans then outstanding under our senior secured credit facility. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

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Additional Information

Our address is One Canterbury Green, 201 Broad Street Stamford, CT 0690 and our telephone number is (203) 595-3000. We maintain a website at http://www.cenveo.com. Our web site and the information contained in it and connected to it will not be deemed incorporated by reference into this prospectus.

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Summary of the Terms of the Exchange Offer

On February 5, 2010, Cenveo Corporation completed the private offering of the outstanding notes. In this prospectus, the term “outstanding notes” refers to the 8⅞% Senior Second Lien Notes due 2018,which were issued in the private offering. The term “exchange notes” refers to 8⅞% Senior Second Lien Notes due 2018, which are registered under the Securities Act of 1933, as amended (the “Securities Act”).

The following is a brief summary of the material terms of this exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

The Exchange Offer	Cenveo Corporation is offering to exchange up to:

$400 million in aggregate principal amount of our 8⅞% Senior Second Lien Notes due 2018 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 8⅞% Senior Second Lien Notes due 2018.

The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. We issued the outstanding notes under an indenture which grants you a number of rights. The exchange notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the outstanding notes. See “Description of the Exchange Notes.”

You may only exchange outstanding notes in denominations of $2,000 and any integral multiples of $1,000.
Accrued Interest on the Exchange Notes
Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was February 5, 2010.  Holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date after consummation of the exchange offer and, in lieu thereof, will receive payment with respect to accrued interest on the exchange notes to the extent outstanding notes or exchange notes were held on the applicable record date.

No Minimum Condition	We are not conditioning the exchange offer on the tender of any minimum principal amount of outstanding notes.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 26, 2010 unless we decide to extend the exchange offer.
Withdrawal Rights	You may withdraw your tender at any time before the exchange offer expires.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any of the conditions occurs. See “The Exchange Offer—Certain Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you are a holder of outstanding notes who wishes to accept the exchange offer, you must:

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● complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address provided in the section “The Exchange Offer—Exchange Agent”; or

● arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

Resale Without Further Registration

We believe that you may resell or otherwise transfer the exchange notes that you receive in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you are not a broker-dealer and you meet the following conditions:

● you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act;
● you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business; and
● you have no arrangement or understanding with any person to participate in the distribution of the exchange notes.

By signing the letter of transmittal and tendering your outstanding notes or making arrangements with The Depository Trust Company as described above, you will be making representations to this effect. You may incur liability under the Securities Act if:

● any of the representations listed above are not true; and

● you transfer any exchange note issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, unless the transfer otherwise meets an exemption from the registration requirements under the Securities Act.

We do not assume, or indemnify you against, liability under these circumstances, which means that we will not protect you from any loss you incur as a result of this liability.
Restrictions on Resale by Broker-Dealers

Each broker-dealer that has received exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus in connection with any resale for a period of 180 days after the end of the exchange offer.

Special Procedures for Beneficial Owners

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the

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registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedures for book-entry transfer cannot be completed on time, you may tender your outstanding notes according to the guaranteed delivery procedures described in the section “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

We will accept for exchange all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for our expenses incident to the exchange offer.
Federal Income Tax	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”
Effect on Holders of Outstanding Notes

As a result of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement dated as of February 5, 2010 by and among Cenveo Corporation, Cenveo, Inc., each subsidiary guarantor and each of the initial purchasers named in the agreement and accordingly, there will be no increase in the interest rate on the outstanding notes. If you do not tender your outstanding notes in the exchange offer:

● you will continue to hold the outstanding notes and will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture governing the notes, except for any rights under the registration rights agreement that terminate as a result of the completion of the exchange offer; and

● you generally will not have any further registration or exchange rights and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the trading market for untendered outstanding notes could be adversely affected.

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in connection with the exchange offer.

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The Exchange Notes

Issuer	Cenveo Corporation
Exchange Notes Offered	Up to $400,000,000 aggregate principal amount of 8⅞% Senior Second Lien Notes due 2018.
The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that:
● the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions and will not bear legends restricting their transfer;
● the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause to be effective a registration statement;
● the exchange notes will be represented by one or more global notes in book-entry form; and
● the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.
Maturity Date	The exchange notes will mature on February 1, 2018.
Interest

The exchange notes  will bear interest at a rate of 8⅞% per annum, accruing from February 5, 2010, the issue date of the outstanding notes. Interest on the exchange notes will be payable on February 1 and August 1 of each year, beginning on August 1, 2010.

Guarantees

The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by Cenveo, Inc. and substantially all of our existing and future domestic subsidiaries and on a senior unsecured basis by substantially all of our existing Canadian subsidiaries.

Optional Redemption

On or after February 1, 2014 we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under “Description of the Exchange Notes—Optional Redemption.” We may also redeem up to 10% of the aggregate principal amount of notes per twelve month period before February 1, 2014 at a redemption price of 103% of the principal amount, plus accrued and unpaid interest. We may also redeem some or all of the exchange notes before February 1, 2014 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. In addition we may redeem up to 35% of the aggregate principal amount of notes before February 1, 2013 with the net cash proceeds from certain equity offerings at a redemption price of 108.875% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.  The exchange notes will not be subject to any sinking fund provision.  See “Description of the Exchange Notes—Optional Redemption.”

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see “Description of the Exchange Notes— Repurchase at the Option of Holders—Change of Control.”

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Mandatory Offer to Repurchase Following Certain Asset Sales

If we sell certain assets, under certain circumstances we must offer to repurchase the exchange notes at the prices listed under “Description of the Exchange Notes— Repurchase at the Option of Holders—Asset Sales.”

Ranking	The exchange notes and the guarantees will be our and the domestic guarantors’ senior secured obligations and senior unsecured obligations of the Canadian guarantors and will:

● rank senior in right of payment to our and the guarantors’ existing and future debt and other obligations that expressly provide for their subordination to the exchange notes and the guarantees;

● be effectively senior to all our and the guarantors’ existing and future unsecured debt to the extent of the value of the collateral securing the exchange notes, after giving effect to first-priority liens on the collateral and permitted liens;

● be effectively junior to our and the guarantors’ debt that is either (i) secured by prior or senior liens on the collateral, including indebtedness under our senior secured credit facility, or (ii) secured by assets that are not part of the collateral that is securing the exchange notes, in each case to the extent of the value of the collateral securing such debt; and

● be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

After giving effect to the offering, at January 2, 2010, the Company and the guarantors would have had approximately $1.2 billion aggregate principal amount of total debt and approximately $904.9 million of senior debt outstanding (including the exchange notes offered hereby), of which approximately $334.9 would have effectively ranked senior to the notes to the extent of the assets securing such debt.

Our non-guarantor subsidiaries represented approximately 1.1% of our total assets and approximately 0.3% of our liabilities as reflected on the subsidiaries’ balance sheet as of January 2, 2010, and represented approximately 1.1% of our consolidated net sales for the fiscal year ended January 2, 2010.
See “Description of the Exchange Notes—Ranking.”

Security

The exchange notes and the guarantees, equally and ratably with any outstanding notes that are not exchanged, will be secured by a second priority lien on the assets owned by us and the domestic guarantors that also secure obligations under our senior secured credit facility and obligations under certain hedging and cash management arrangements, subject to certain exceptions. The lenders under our senior secured credit facility, and such lenders and their affiliates providing hedging and cash management arrangements, benefit from first priority liens on the collateral. Under the security and pledge agreement, we and the domestic guarantors have granted security interests in substantially all of our and their real, personal and fixture property, subject to certain exceptions, including (i) machinery and equipment, inventory and other goods, accounts receivable, owned real estate, fixtures, bank accounts, general intangibles, financial assets,

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investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, (ii) all of the equity interests held by them in subsidiaries (but, (a) as to the voting stock of any foreign subsidiary, not to exceed 65% of the outstanding voting stock and (b) excluding any capital stock of a subsidiary to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such subsidiary’s capital stock secured the notes or guarantees, to file separate financial statements with the SEC) and (iii) all proceeds and products of the foregoing. For more details, see “Description of the Exchange Notes—Security.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the indenture and related security documents or in accordance with the provisions of an intercreditor agreement to be entered into relating to the collateral securing the exchange notes and our senior secured credit facility. See “Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes” and “Description of the Exchange Notes—Security.”
Certain security interests, including mortgages on certain of our owned real properties intended to constitute collateral that secures the exchange notes, were not in place on the date of issuance of the outstanding notes. We have filed or caused to be filed UCC financing statements to perfect the security interests in the collateral that could be perfected by such filings on the issuance date of the outstanding notes. With respect to the portion of the collateral securing the exchange notes for which a valid and perfected security interest in favor of the trustee under the indenture was not created or perfected on or prior to the issuance date of the outstanding notes and which cannot be perfected by the filing of UCC financing statements, we have agreed to use commercially reasonable efforts to complete those actions required to create and perfect such security interests within 120 days following the issuance date of the outstanding notes, which was February 5, 2010.

Intercreditor Agreement
Pursuant to an intercreditor agreement, the liens securing the exchange notes will be second priority liens that will be expressly junior in priority to the liens that secure obligations under our senior secured credit facility and obligations under certain hedging and cash management arrangements. Pursuant to the intercreditor agreement, the liens securing the exchange notes may not be enforced at any time when first priority lien obligations are outstanding, except for certain limited exceptions. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See “Description of the Exchange Notes—Security—Intercreditor Agreement.”

Restrictive Covenants	The indenture governing the exchange notes contains covenants that limit

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our ability and certain of our subsidiaries’ ability to:
● incur additional debt;

● declare or pay dividends, redeem stock or make other distributions to stockholders;

● make investments;

● create liens or use assets as security in other transactions;

● enter into sale leaseback transactions;

● engage in transactions with our affiliates;

● merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets; and

● sell or transfer certain assets.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the Exchange Notes—Certain Covenants.”
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Trading

The exchange notes are a new issuance of securities for which there currently is no established trading market.  We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system, and a trading market for the exchange notes may not develop.

Other

The exchange notes and any outstanding notes not exchanged for the exchange notes will constitute a single series of senior notes under the indenture and will therefore vote together as a single class for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

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RISK FACTORS

Any investment in the exchange notes involves a high degree of risk. You should carefully consider all of the information contained or incorporated by reference into this prospectus before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Disclosure Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

The recent U.S. and global economic conditions have adversely affected us and could continue to do so.

The current U.S. and global economic conditions have affected and, most likely, will continue to affect our results of operations and financial position. A significant part of our business relies on our customers’ printing spend. A prolonged downturn in the U.S. and global economy and an uncertain economic outlook has reduced the demand for printed materials and related offerings that we provide our customers. Consequently, the reductions and delays in our customers’ spending have adversely impacted and could continue to adversely impact our results of operations, financial position and cash flows. We believe the current economic downturn will result in decreased net sales, operating income and earnings while also impacting our ability to manage our inventory and customer receivables. The downturn may also result in increased restructuring and related charges, impairments relating to goodwill, intangible assets and other long-lived assets, and write-offs associated with inventories or customer receivables. These uncertainties about future economic conditions in a very challenging environment also make it difficult for us to forecast our operating results and make timely decisions about future investments.

Our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations.

We currently have a substantial amount of debt, which requires significant principal and interest payments.  As of January 2, 2010, our total indebtedness was approximately $1.2 billion.  Our level of indebtedness could affect our future operations, for example by:

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requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on indebtedness instead of funding working capital, capital expenditures, acquisitions and other business purposes;

●	making it more difficult for us to satisfy all of our debt obligations, thereby increasing the risk of triggering a cross-default provision;

●	increasing our vulnerability to economic downturns or other adverse developments relative to less leveraged competitors;

●	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes in the future; and

●	increasing our cost of borrowing to satisfy business needs.

We may be unable to service or refinance our debt.

Our ability to make scheduled payments on, or to reduce or refinance, our indebtedness will depend on our future financial and operating performance, and prevailing market conditions. Our future performance will be

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affected by the impact of general economic, financial, competitive and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot be certain that our business will generate sufficient cash flow from operations in an amount necessary to service our debt.  If we are unable to meet our debt obligations or to fund our other liquidity needs, we will be required to restructure or refinance all or a portion of our debt to avoid defaulting on our debt obligations or to meet other business needs.  Such a refinancing of our indebtedness could result in higher interest rates, could require us to comply with more onerous covenants that further restrict our business operations, could be restricted by another of our debt instruments outstanding, or refinancing opportunities may not be available at all.

The terms of our indebtedness impose significant restrictions on our operating and financial flexibility.

Our senior subordinated and senior note indentures, and our recent senior second lien note indenture, along with our senior secured credit facility agreement contain various covenants that limit our ability to, among other things:

●	incur or guarantee additional indebtedness;

●	make restricted payments, including dividends and prepaying indebtedness;

●	create or permit certain liens;

●	enter into business combinations and asset sale transactions;

●	make investments, including capital expenditures;

●	amend organizational documents and change accounting methods;

●	enter into transactions with affiliates; and

●	enter into new businesses.

These restrictions could limit our ability to obtain future financing, make acquisitions or incur needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our senior secured credit facility also contains a schedule of financial ratios including a minimum interest coverage ratio that we must comply with on a quarterly basis, and maximum first lien leverage and total leverage financial ratio that we must be in compliance with at all times. Our ability to meet these financial ratios may be affected by events beyond our control, such as further deterioration in general economic conditions. We are also required to provide certain financial information on a quarterly basis. Our failure to maintain applicable financial ratios, in certain circumstances, or effective internal controls would prevent us from borrowing additional amounts, and could result in a default under our senior secured credit facility. A default could cause the indebtedness outstanding under the senior secured credit facility and, by reason of cross-acceleration or cross-default provisions, the senior subordinated, senior and senior second lien notes and any other indebtedness we may then have, to become immediately due and payable. If we are unable to repay those amounts, the lenders under our senior secured credit facility and senior second lien indenture could initiate a bankruptcy proceeding or liquidation proceeding, or proceed against the collateral granted to them which secures that indebtedness. If the lenders under our senior secured credit facility agreement and/or our senior second lien indenture were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our indebtedness.

There are additional borrowings available to us that could further exacerbate our risk exposure from debt.

Despite current indebtedness levels, we may incur substantial additional indebtedness in the future.  Our senior secured credit facility agreement and senior subordinated, senior and senior second lien notes indentures and our other debt instruments limit, but do not prohibit, us from doing so.   If we incur additional debt above our current outstanding levels, the risks associated with our substantial leverage would increase.

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To the extent that we make select acquisitions, we may not be able to successfully integrate the acquired businesses into our business.

In the past, we have grown rapidly through acquisitions. We intend to continue to pursue select acquisition opportunities within the printing industry.  To the extent that we seek to pursue additional acquisitions, we cannot be certain that target businesses will be available on favorable terms or that, if we are able to acquire businesses on favorable terms, we will be able to successfully integrate or profitably manage them.  Successfully integrating an acquisition involves minimizing disruptions and efficiently managing substantial changes, some of which may be beyond our control.  An acquisition always carries the risk that, such changes, including to facility and equipment location, management and employee base, policies, philosophies and procedures, could have unanticipated effects, could require more resources than intended and could cause customers to temporarily or permanently seek alternate suppliers.  A failure to realize acquisition synergies and savings could negatively impact the results of both our acquired and existing operations.

A decline in our consolidated expected profitability or profitability within one of our individual reporting units could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets.

We have material amounts of goodwill, other long-lived assets and deferred tax assets on our consolidated balance sheet. A decline in expected profitability, particularly the impact of a continued decline in the U.S. and global economies, could call into question the recoverability of our related goodwill, other long-lived assets, or deferred tax assets and require us to write down or write-off these assets or, in the case of deferred tax assets, recognize a valuation allowance through a charge to income tax expense.

The SEC has made informal requests for information from us and we cannot predict whether the SEC will commence a formal investigation or take any other action.

As previously disclosed by us, during the fourth quarter of 2007, senior management became aware of unsupported accounting entries that were recorded by a plant controller who had responsibility for two of our envelope plants. As a result, our audit committee initiated an internal review conducted by outside counsel under the direction of the audit committee. The review concluded that the accounting irregularities were isolated to those two envelope plants. As a result, we recorded adjustments to restate our historical consolidated financial statements for the year ended December 30, 2006 and interim periods in 2007, which decreased operating income in 2006 by approximately $2.3 million and approximately $4.4 million in the first nine months of 2007. In connection with these restatements and management’s evaluation of internal control over financial reporting for 2007, we identified several internal control matters that we believe were remediated. In connection with an informal inquiry, commencing in September 2008, we briefed the staff of the SEC regarding the facts surrounding our restatements and other matters. We cannot be sure of the scope of or predict whether the SEC will take any action in connection with its informal inquiry, and regardless of whether it ultimately leads to a formal SEC investigation or action against us or any current or former employees, our business (including our ability to complete financing transactions) or the trading price of our securities may be adversely impacted.

Our industry is highly competitive.

The printing industry in which we compete is extremely fragmented and highly competitive.  In the commercial printing market, we compete against a few large, diversified and financially stronger printing companies, as well as smaller regional and local commercial printers, many of which are capable of competing with us on volume, price and production quality.  In the envelope market, we compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets.  In the printed office products market, we compete primarily with document printers with nationwide manufacturing locations and regional or local printers.  We believe there currently is excess capacity in the printing industry, which has resulted in substantial price competition that may continue as customers put product work out for competitive bid.  We are constantly seeking ways to reduce our costs, become more efficient and attract customers.  We cannot, however, be certain that these efforts will be successful, or that our competitors will not be more successful in their similar efforts.  If we fail to reduce costs and increase productivity, or to meet customer demand for new value-added products, services or

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technologies, we may face decreased revenues and profit margins in markets where we encounter price competition, which in turn could reduce our cash flow and profitability.

The printing business we compete in generally does not have long-term customer agreements, and our printing operations may be subject to quarterly and cyclical fluctuations.

The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts.  A significant portion of our customers are not contractually obligated to purchase products or services from us.  Most customer orders are for specific printing jobs, and repeat business largely depends on our customers’ satisfaction with our work product.  Although our business does not depend on any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time. In addition, the timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our various printing operations in any given quarter.  We depend to some extent on sales to certain industries, such as the financial services, advertising, pharmaceutical, automotive and office products industries.  To the extent these industries experience downturns, the results of our operations may be adversely affected.

Factors affecting the U.S. Postal Service can impact demand for our products.

Historically, increases in postal rates have resulted in reductions in the volume of mail sent, including direct mail, which is a meaningful portion of our envelope volume.  The U.S. Postal Service enacted such increases in May 2007, 2008 and 2009. As postal rate increases in the U.S. are outside our control, we can provide no assurance that any future increases in U.S. postal rates will not have a negative effect on the level of mail sent or the volume of envelopes purchased.  If such events were to occur, we may experience a decrease in revenues and profitability.

The U.S. Postal Service has also indicated the potential need to reduce delivery days from six to five.  We can provide no assurance that such a change would not impact our customers’ decisions to use direct mail products, which may in turn cause a decrease in our revenues and profitability.

Factors other than postal rates that affect the volume of mail sent through the U.S. postal system may also negatively affect our business. Congress enacted a federal “Do Not Call” registry in response to consumer backlash against telemarketers and is contemplating enacting so-called “anti-spam” legislation in response to consumer complaints about unsolicited e-mail advertisements.  If similar legislation becomes enacted for direct mail advertisers, our business could be adversely affected.

The availability of the internet and other electronic media may adversely affect our business.

Our business is highly dependent upon the demand for envelopes sent through the mail.  Such demand comes from utility companies, banks and other financial institutions, among other companies.  Our printing business also depends upon demand for printed advertising and business forms, among other products.  Consumers increasingly use the internet and other electronic media to purchase goods and services, and for other purposes such as paying utility and credit card bills.  Advertisers use the internet and other electronic media for targeted campaigns directed at specific electronic user groups.  Large and small businesses use electronic media to conduct business, send invoices and collect bills.  In addition, companies have begun to deliver annual reports electronically rather than in printed form, which could reduce demand for our high impact color printing.  Although other trends, such as the current growth of targeted direct mail campaigns based upon mailing lists generated by electronic purchases, may offset these declines in whole or in part, we cannot be certain that the acceleration of the trend towards electronic media will not cause a decrease in the demand for our products.  If demand for our products decreases, our cash flow or profitability could materially decrease.

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Increases in paper costs and any decreases in the availability of paper could have a material adverse effect on our business.

Paper costs represent a significant portion of our cost of materials.  Changes in paper pricing generally do not affect the operating margins of our commercial printing business because the transactional nature of the business allows us to pass on most announced increases in paper prices to our customers.  However, our ability to pass on increases in paper price is dependent upon the competitive environment at any given time.  Paper pricing also affects the operating margins of our envelopes, forms and labels business.  We have historically been less successful in immediately passing on such paper price increases due to several factors, including contractual restrictions in certain cases, and the inability to quickly update catalog prices in other instances.  Moreover, rising paper costs and their consequent impact on our pricing could lead to a decrease in demand for our products.

We depend on the availability of paper in manufacturing most of our products.  During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers.  In the past, we have occasionally experienced minor delays in delivery.  Any future delay in availability could negatively impact our cash flow and profitability.

We depend on good labor relations.

As of January 2, 2010, we have approximately 8,700 employees worldwide, of which approximately 13% of our employees are members of various local labor unions.  If our unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both.  A lengthy strike could result in a material decrease in our cash flow or profitability.

Environmental laws may affect our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharge, waste generation, handling, management and disposal, and remediation of contaminated sites.  Currently unknown environmental conditions or matters at our existing and prior facilities, new laws and regulations, or stricter interpretations of existing laws and regulations could result in increased compliance or remediation costs that, if substantial, could have a material adverse effect on our business or operations in the future.

We are dependent on key management personnel.

Our success will depend to a significant degree on our executive officers and other key management personnel.  We cannot be certain that we will be able to retain our executive officers and key personnel, or attract additional qualified management in the future.  In addition, the success of any acquisitions we may pursue may depend, in part, on our ability to retain management personnel of the acquired companies.  We do not carry key person insurance on any of our managerial personnel.

Risks Relating to the Exchange Notes and This Exchange Offer

We cannot assure you that an active trading market will develop for the exchange notes.

The exchange notes will be new securities for which there is currently no public market.  Further, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated dealer quotation system.  Accordingly, notwithstanding any existing market for the outstanding notes, a market may not develop for the exchange notes, and if a market does develop, it may not be sufficiently liquid for your purposes.  If an active, liquid market does not develop for the exchange notes, the market price and liquidity of the exchange notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance

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and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.  The market for the exchange notes may be subject to disruptions that could have a negative effect on the holders of the exchange notes, regardless of our operating results, financial performance or prospects.

If you do not exchange your outstanding notes pursuant to the exchange offer, you will continue to have restrictions on your ability to resell them.

The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.  In addition, once the exchange offer has terminated, we will no longer be under an obligation to register the outstanding notes under the Securities Act except in the limited circumstances provided in the exchange and registration rights agreement.  In addition, to the extent that outstanding notes are tendered for exchange and accepted in the exchange offer, any trading market for the untendered and tendered but unaccepted outstanding notes could be adversely affected.

Risks Related to the Notes

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

The agreements governing our indebtedness, including the credit agreements governing our senior secured credit facilities and the indentures governing the notes, our 7 ⅞% senior subordinated notes due 2013, which we refer to as the 7 ⅞% Notes, 8 ⅜% senior subordinated notes due 2014, which we refer to as the 8 ⅜% Notes, and 10 ½% senior notes due 2016, which we refer to as the 10 ½% Notes, contain cross default provisions whereby a default under one agreement could result in a default and acceleration of our repayment obligations under other agreements. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indentures governing the notes offered hereby and the senior notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

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The lenders under our senior secured credit facilities will have the discretion to release the guarantors under the senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under our senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby if the related guarantor is no longer a guarantor of obligations under the senior secured credit facilities or certain other indebtedness. See “Description of the Exchange Notes—the Guarantees.”  The lenders under the senior secured credit facilities or such other indebtedness will have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the date of purchase. The events that constitute a change of control under the indenture may also constitute:

●
a default under our senior secured credit facilities, which prohibit the purchase of the notes by us, unless and until our indebtedness under the senior secured credit facilities is repaid in full; and

●
a change of control under the indentures governing our 7 ⅞% Notes, 8 ⅜% Notes and 10 ½% Notes, which would give the holders of such notes the right to require us to purchase all or any part of such notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any to the date of purchase.

There can be no assurance that either we or our guarantor subsidiaries would have sufficient financial resources available to satisfy all of our or their obligations under the notes or the related guarantees, our senior secured credit facilities in the event of a change of control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under that indenture and under our senior secured credit facilities and could result in a default under the indentures governing the senior notes, which could have material adverse consequences for us and the holders of the notes. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

The lien on the collateral securing the notes and the guarantees is junior and subordinate to the lien on the collateral securing the senior secured credit facilities and certain other first lien obligations.

The notes and the guarantees will be secured by second priority liens granted by us and the existing guarantors and any future guarantor on our assets and the assets of the guarantors that secure obligations under our senior secured credit facilities and certain hedging and cash management obligations, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the notes and the security documents relating to the notes. As set out in more detail under “Description of the Exchange Notes,” the lenders under our senior secured credit facilities and holders of certain of our hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under most circumstances, including upon default in payment on, or the acceleration of, any obligations under our senior secured credit facilities, or in the event of our, or any of our subsidiary guarantors’, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the notes will be entitled to any recovery from such collateral. In addition, the indenture governing the notes will permit us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to the liens securing the notes. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes.

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Holders of the notes will not control decisions regarding collateral.

The lenders under our senior secured credit facilities, as holders of first priority lien obligations, will control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the “first lien agent”) to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes, even after a default under the notes. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement will provide that in certain circumstances, the second priority liens securing the notes will also be released. In addition, the security documents related to the second priority lien generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens will prohibit second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first priority liens on the collateral.

Security over all of the collateral will not be in place upon the date of issuance of the notes or will not be perfected on such date.

Certain security interests, including mortgages and related documentation, will not be in place on the date of issuance of the notes or will be not be perfected on such date. We will be required to file or cause to be filed financing statements under the Uniform Commercial Code to perfect the security interests that can be perfected by such filings. We will be required to use commercially reasonable efforts to have all security interests that are required to be perfected by the security documents to be in place perfected no later than 120 days after the date of issuance of the notes. Any issues that we are not able to resolve in connection with the delivery and recordation of such mortgages and security interests may negatively impact the value of the collateral. To the extent a security interest in certain collateral is perfected following the date of issuance of the notes, it might be avoidable in bankruptcy. See below “—Any Future Pledge of Collateral Might be Avoidable in Bankruptcy.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and the second lien collateral agent and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the second lien collateral agent to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against its, if the value of the collateral is less than the amount of principal and accrued and

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unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the security agreement. The security agreement sets out a number of limitations on the rights of the holders of the notes offered hereby to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the holders of the notes offered hereby to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior secured credit facilities, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

The security interest of the second lien collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the second lien collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the second lien collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the second lien collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the second lien collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the second lien collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:

●	how long payments under the notes could be delayed following commencement of a bankruptcy case;

●	whether or when the collateral agent could repossess or dispose of the collateral;

●	the value of the collateral at the time of the bankruptcy petition; or

●	whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the second lien collateral agent may not object to a number of important matters following the filing of a bankruptcy

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petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and the holders of the notes would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold a secured claim only to the extent of the value of the collateral to which the holders of the notes are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

A court could void our subsidiaries’ guarantees of the notes and the liens securing such guarantees under fraudulent transfer laws.

Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors and the guarantees will be secured by the collateral owned by the guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee or lien could be voided, or claims with respect to a guarantee or lien could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments and enforcement proceeds from the collateral to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee or granted its lien (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

●	such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee or granting of the lien; and

●	such subsidiary guarantor:

•	was (or was rendered) insolvent by the incurrence of the guarantee;

•	was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee or lien to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A bankruptcy court could also void a guarantee or lien if it found that the subsidiary issued its guarantee or granted its lien with actual intent to binder, delay or defraud creditors.

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Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

If a court voided a guarantee or lien, it could require that noteholders return any amounts previously paid under such guarantee or enforcement proceeds from the collateral. If any guarantee or lien were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities’ assets would be sufficient to pay the notes in full.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the second lien collateral agent, including pursuant to mortgages and other security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We maintain insurance or otherwise insure against certain hazards. There are, however, losses that may not be insured. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes and the guarantees.

We cannot be sure that a market for the notes, if any, will develop or continue.

We cannot assure you as to:

●	the liquidity of any trading market for the notes;

●	your ability to sell your notes; or

●	the price at which you may be able to sell your notes.

The notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

The initial purchasers have advised us that they presently intend to make a market in the notes as permitted by applicable law. The initial purchasers are not obligated, however, to make a market in the notes and any such market-making may be discontinued at any time at the sole discretion of the initial purchasers. As a result, you cannot be sure that an active trading market will develop for the notes.

Prior to completion of a registered exchange offer for the notes, the notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required. Under the exchange and registration rights agreement applicable to the notes, we have agreed to use our best efforts to exchange the notes for equivalent registered securities or, in some circumstances, to register resales of the notes under the Securities Act. However, we may not be successful in consummating the exchange or having the registration statement declared effective.

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Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.

Substantially all of our existing and future domestic subsidiaries will guarantee our obligations under the notes on a senior secured basis while substantially all of our existing and future Canadian subsidiaries will guarantee our obligations under the notes on a senior unsecured basis. However, our non-North American subsidiaries will not be required by the indenture to guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees of the notes or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. As of January 2, 2010, our subsidiaries that will not guarantee the notes had assets of approximately $18.3 million, or approximately 1.2% of our consolidated assets. For the fiscal year ended January 2, 2010, our non-guarantor subsidiaries had net sales of approximately $19.3 million, or approximately 1.1% of our consolidated revenues for the year, and operating income of approximately $6.4 million, or approximately 19.9% of our consolidated operating income for the period.

The notes will be structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of January 2, 2010, the non-guarantor subsidiaries had approximately $2.6 million of total indebtedness and other liabilities, including trade payables, but excluding intercompany liabilities.

With respect to our real properties to be mortgaged as security for the notes, no surveys, title insurance or local counsel opinions will be delivered, except that, if requested by the Collateral Agent, we will use best efforts to obtain a legal opinion covering the enforceability of the applicable mortgage under the local law of the jurisdiction in which the applicable mortgaged property is located.  Accordingly, except for any such legal opinion, there will be no independent assurance that the mortgages securing the notes are enforceable under applicable state law to encumber the correct real properties or that there are no liens other than those permitted by the Indenture encumbering such real properties.

In connection with this offering, we are not required to provide surveys, title insurance or local counsel opinions with respect to our real properties intended to constitute collateral, except that, if requested by the Collateral Agent, we will use best efforts to obtain a legal opinion covering the enforceability of the applicable mortgage under the local law of the jurisdiction in which the applicable mortgaged property is located. Therefore we can provide no independent assurances that the (i) the real property encumbered by each mortgage includes the property owned, leased or otherwise held by us and our subsidiaries that it was intended to include, (ii) we have the rights to the real properties that we purport to have in each mortgage and that our title to such real property is not encumbered by liens not permitted by the Indenture, and (iii) no encroachments, adverse possession claims, zoning or other restrictions exist with respect to such real properties which could result in a material adverse effect on the value or utility of such real properties.  Without surveys, title insurance or local counsel opinions (other than such enforceability opinions), and after giving effect to the first lien priorities held by lenders under our credit facility, you should not rely on the value of the real property collateral securing the notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the exchange notes for the outstanding notes pursuant to the exchange offer.  Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.  Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of the Company for the periods indicated.  For purposes of computing the following ratio of earnings to fixed charges, earnings represents income (loss) from continuing operations before income taxes, discontinued operations and fixed charges.  Fixed charges represent interest expense, net of capitalized interest, and such portion of rental expense that represents an appropriate interest factor.

	Year ended December 31, 2005	Year ended December 30, 2006	Year ended December 29, 2007	Year ended January 3, 2009	Year ended January 2, 2010	Pro Forma Year ended January 2, 2010
Ratio of Earnings to Fixed Charges	— (1)	0.6x (1)	1.3x	— (1)	0.5x (1)	0.5x (2)

(1)
For the years ended December 31, 2005, December 30, 2006, January 3, 2009, and January 2, 2010, the amount of earnings needed to achieve a one-to-one ratio of earnings to fixed charges was $105.8 million, $32.3 million, $315.6 million, and $56.9 million, respectively.

(2)
The pro forma ratio of earnings to fixed charges gives effect to the net incremental interest expense related to the repayment of outstanding borrowings under our credit facilities with the net proceeds from the offering of the notes.  Pro forma for the year ended January 2, 2010, the amount of earnings needed to achieve a one-to-one ratio of earnings to fixed charges was $74.1 million.

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THE EXCHANGE OFFER

As of the date of this prospectus, $400 million in principal amount of the outstanding notes is outstanding.  This prospectus, together with the letter of transmittal, is first being sent to holders on April 28, 2010.

Purpose of the Exchange Offer

We issued the outstanding notes on February 5, 2010 in a transaction exempt from the registration requirements of the Securities Act.  Accordingly, the outstanding notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the sale of the outstanding notes, we entered into a registration rights agreement, which requires us to:

●
use our commercially reasonable efforts to cause a registration statement relating to the exchange offer to be declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act within 270 days after the date of issuance of the outstanding notes;

●	after the effectiveness of the registration statement, commence the offer of the exchange notes in exchange for surrender of the outstanding notes; and

●	keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

We are making the exchange offer to satisfy our obligations under the registration rights agreement.  Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding notes.  Holders of outstanding notes who do not tender their outstanding notes or whose outstanding notes are tendered but not accepted in the exchange offer must generally rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions.  However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties.  Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

●	the exchange notes are acquired in the ordinary course of the holder’s business;

●	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

●	the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

For additional information, see “—Resale of Exchange Notes.”

If you tender in the exchange offer for the purpose of participating in a distribution of the exchange notes, or if you are a broker-dealer who purchased the outstanding notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, you cannot rely on the interpretations by the staff of the Commission stated in these no-action letters.  Instead, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer, unless an exemption from these requirements is otherwise available.

Further, each broker-dealer that receives the exchange notes for its own account in exchange for the outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making or other trading activities, must acknowledge in a letter of transmittal that it will deliver a prospectus meeting the requirements of the

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Securities Act in connection with any resale of those exchange notes.  The letter of transmittal states that by making this acknowledgment and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  We have agreed that this prospectus may be used by a broker-dealer for any resale of exchange notes issued to it in the exchange offer for a period of 180 days after the expiration date of the exchange offer.  See “Plan of Distribution.”

Terms of the Exchange

We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $400 million in aggregate principal amount of our 8⅞% Senior Second Lien Notes due 2018 that have been registered under the Securities Act for an equal aggregate principal amount of our outstanding unregistered 8⅞% Senior Second Lien Notes due 2018.  The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

●	the exchange notes will have been registered under the Securities Act, will not contain transfer restrictions, and will not bear legends restricting their transfer;

●
the exchange notes will not contain terms providing for the payment of additional interest under circumstances relating to our obligation to file and cause a registration statement relating to the notes to be effective;

●
the exchange notes will be represented by one or more global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under “Description of the Exchange Notes—Global Notes and Book-Entry System”; and

●	the exchange notes will be issuable in denominations of $2,000 and any integral multiples of $1,000.

The exchange notes generally will be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement.  The exchange notes will evidence the same indebtedness as the outstanding notes exchanged therefor and will be entitled to the benefits of the indenture.  For additional information, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes.

The exchange notes will accrue interest from the last interest payment date on which interest was paid on the outstanding notes or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was on February 5, 2010.  Holders whose outstanding notes are accepted for exchange will not receive any payment in respect of accrued interest on such outstanding notes otherwise payable on any interest payment date after consummation of the exchange offer and, in lieu thereof, will receive payment with respect to accrued interest on the exchange notes to the extent outstanding notes or exchange notes were held on the applicable record date.

Tendering holders of the outstanding notes will not be required to pay brokerage commissions or fees or transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the outstanding notes in the exchange offer.

Expiration Date; Extension; Termination; Amendment

The exchange offer will expire at 5:00 p.m., New York City time, on May 26 , 2010, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open.  The time and date, as it may be extended, is referred to herein as the “expiration date.”  The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.  We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any outstanding notes.  We may extend the expiration date by giving written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  During the extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

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We expressly reserve the right to:

●
terminate or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified in “—Certain Conditions to the Exchange Offer” which have not been waived by us; and

●
amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the outstanding notes, whether before or after any tender of the outstanding notes.

If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give written notice to the holders of the outstanding notes and the exchange agent as promptly as practicable.

For purposes of the exchange offer, a “business day” means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m.  through 12:00 midnight, New York City time.  Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the outstanding notes promptly following the expiration date.

Procedures for Tendering Outstanding Notes

Our acceptance of outstanding notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal.  All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

A holder of outstanding notes may tender the outstanding notes by:

●	properly completing and signing the letter of transmittal;

●	properly completing any required signature guarantees;

●	properly completing any other documents required by the letter of transmittal; and

●
delivering all of the above, together with the certificate or certificates representing the outstanding notes being tendered, to the exchange agent at its address set forth below at or prior to 5:00 p.m., New York City time, on the expiration date; or

●	complying with the procedure for book-entry transfer described below; or

●	complying with the guaranteed delivery procedures described below.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders.  If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to ensure timely delivery.  Holders should not send outstanding notes or letters of transmittal to us.

The signature on the letter of transmittal need not be guaranteed if:

●	tendered outstanding notes are registered in the name of the signer of the letter of transmittal; and

●	the exchange notes to be issued in exchange for the outstanding notes are to be issued in the name of the holder; and

●	any untendered outstanding notes are to be reissued in the name of the holder.

In any other case, the tendered outstanding notes must be:

●	endorsed or accompanied by written instruments of transfer in form satisfactory to us;

●	duly executed by the holder; and

●
the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an “eligible institution” that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

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If the exchange notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the outstanding notes at The Depository Trust Company, the “book-entry transfer facility,” for the purpose of facilitating the exchange offer.  We refer to The Depository Trust Company in this prospectus as “DTC.”  Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with the book-entry transfer facility’s procedures for the transfer.  Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent’s message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below under “—Exchange Agent” prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program.  We refer to the Automated Tender Offer Program in this prospectus as “ATOP.”  Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer.  DTC will then send an agent’s message.

The term “agent’s message” means a message which:

●	is transmitted by DTC;

●	received by the exchange agent and forming part of the book-entry transfer;

●	states that DTC has received an express acknowledgment from a participant in DTC that is tendering outstanding notes which are the subject of the book-entry transfer;

●	states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

●	states that we may enforce the agreement against the participant.

If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

●	the name and address of the tendering holder;

●	the names in which the outstanding notes are registered and, if possible, the certificate numbers of the outstanding notes to be tendered; and

●
a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at the book-entry transfer facility and an agent’s message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

Unless outstanding notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

●
the tendering holder’s properly completed and duly signed letter of transmittal, or a properly transmitted agent’s message, accompanied by the outstanding notes or a confirmation of book-entry transfer of the

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outstanding notes into the exchange agent’s account at the book-entry transfer facility is received by the exchange agent; or

●	a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery or letter, telex or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered outstanding notes or a confirmation of book-entry and an agent’s message.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding.  We reserve the absolute right to reject any and all tenders of any outstanding notes not properly tendered or not to accept any outstanding notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.  The interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine.  Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

By tendering, each holder represents to us that, among other things:

●	the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

●	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

●	the holder is not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  See “Plan of Distribution.”

Terms and Conditions of the Letter of Transmittal

The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering outstanding notes for exchange notes exchanges, assigns and transfers the outstanding notes to us and irrevocably constitutes and appoints the exchange agent as the party’s agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.  We refer to the party tendering notes herein as the “transferor.”  The transferor represents and warrants that the transferor has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of the

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tendered outstanding notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.  The transferor also warrants that the transferor will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of the outstanding notes on the account books maintained by a book-entry transfer facility.  The transferor further agrees that the acceptance of any tendered outstanding notes by us and the issuance of exchange notes in exchange for outstanding notes will constitute performance in full by us of various of our obligations under the registration rights agreement.  All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

The transferor certifies that the transferor: is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; is acquiring the exchange notes offered hereby in the ordinary course of the transferor’s business; and has no arrangement with any person to participate in the distribution of the exchange notes.

Each holder, other than a broker-dealer, must acknowledge that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.  Each transferor which is a broker-dealer receiving the exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.  By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time before 5:00 p.m. New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal sent by telex, facsimile transmission, or letter must be received by the exchange agent at the address set forth in this prospectus before 5:00 p.m. New York City time, on the expiration date.  Any notice of withdrawal must:

●	specify the name of the person having tendered the outstanding notes to be withdrawn;

●	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

●	include a statement that the holder is withdrawing the holder’s election to have the outstanding notes exchanged;

●
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

●	specify the name in which any such outstanding notes are to be registered, if different from that of the person who tendered the outstanding notes.

The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of the notice of withdrawal.  If outstanding notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes or otherwise comply with the book-entry transfer facility procedure.  All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.  Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder.  In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account with the book-entry transfer facility specified by the holder.  In either case, the outstanding notes will be returned promptly after

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withdrawal, rejection of tender or termination of the exchange offer.  Properly withdrawn outstanding notes may be retendered by following one of the procedures described in “—Procedures for Tendering Outstanding Notes” at any time before the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, on the expiration date, all outstanding notes properly tendered and not validly withdrawn and will issue or cause to be issued the exchange notes promptly after such acceptance.  See the discussion under “—Certain Conditions to the Exchange Offer” for more detailed information.  For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, and if, we have given written notice of our acceptance to the exchange agent.

For each old note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after:

●
timely receipt by the exchange agent of certificates for the outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the book-entry transfer facility;

●	a properly completed and duly executed letter of transmittal, or a properly transmitted agent’s message; and

●	timely receipt by the exchange agent of all other required documents.

If any tendered outstanding notes are not accepted for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes.  In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility.  In either case, the outstanding notes will be returned as promptly as practicable after the expiration of the exchange offer.

Certain Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by written notice to the exchange agent or by a timely press release, if, at any time before the acceptance of the outstanding notes for exchange or the exchange of the exchange notes for such outstanding notes, in our reasonable judgment any of the following conditions exists:

●
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

●	the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the outstanding notes.

The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion.  Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

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If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period.  Any determination by us concerning the events described above will be final and binding upon all parties.

The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer.  All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479
By Facsimile (for Eligible Institutions only): (612) 667-6282 For Information or confirmation by Telephone: (800) 344-5128

You should direct questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

Delivery to an address other than as set forth on the letter of transmittal, or transmission of instructions via a facsimile number other than the one set forth on the letter of transmittal, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.  We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.  We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for their customers.

We will pay the expenses incurred in connection with the exchange offer.  Such expenses include, among others, the fees and expenses of the exchange agent and trustee, registration fees, and accounting, legal, printing and related fees and expenses.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus.  If given or made, such information or representations should not be relied upon as having been authorized by us.  Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus.  The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction.  However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of outstanding notes in the

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jurisdiction.  In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer.  However, the transfer taxes will be payable by the tendering holder if:

●
certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

●	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

●	a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer.

We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for outstanding notes.  We will amortize costs incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Consequences of Failure To Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the outstanding notes.  Outstanding notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms.  In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.  We do not currently anticipate that we will register the outstanding notes under the Securities Act.

Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to participate.  Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement.  Holders of outstanding notes who do not tender their outstanding notes in the exchange offer will continue to hold the outstanding notes and will be entitled to all the rights and subject to the limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer.  All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture.  To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered outstanding notes could be adversely affected.

We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise.  We have no present plan to acquire any outstanding notes which are not tendered in the exchange offer.

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Resale of Exchange Notes

We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions.  However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties.  Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker- dealer or an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

●	the exchange notes are acquired in the ordinary course of the holder’s business; and

●	the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

However, any holder who:

●	is an “affiliate” of ours;

●	has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

●	is a broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

cannot rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act.  A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes.  Each such broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes.  For more detailed information, see “Plan of Distribution.”

Shelf Registration Statement

If:

(i) we are not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy (after certain procedures have been complied with),

(ii) for any reason the exchange offer is not consummated within 270 days following the original issuance of the outstanding notes, or

(iii) with respect to any holder of outstanding notes that are subject to certain transfer restrictions as contemplated by the registration rights agreement

●	the holder notifies us that it is prohibited by applicable law or Commission policy from participating in the exchange offer,

●
the holder may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by that holder, or

●	the holder is a broker-dealer and holds outstanding notes acquired directly from us or one of our affiliates,

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then, upon such Holder’s request, we will:

●
cause to be filed a shelf registration statement as promptly as practicable providing for resales of all such transfer restricted securities the holders of which have provided certain information required pursuant to the registration rights agreement; and

●	use commercially reasonable efforts to cause shelf registration statement to be declared effective by the Commission within 450 days following the original issuance of the outstanding notes.

We will use commercially reasonable efforts to keep the shelf registration statement to the extent necessary to ensure that it is available for resales of outstanding notes by the holders of such transfer restricted securities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of at least two years following the effective date of the shelf registration statement (or shorter period that will terminate when all the outstanding notes covered by the shelf registration statement have been sold pursuant thereto; provided, that we may for a period of up to 90 days in any 12-month period determine that the shelf registration statement is not usable under certain circumstances relating to corporate developments, public filings with the Commission and similar events, and suspend the use of the prospectus that is part of the shelf registration statement.

Notwithstanding the foregoing, among other requirements, no holder of such transfer restricted securities may include any of their transfer restricted securities in any shelf registration statement unless and until that holder furnishes to us in writing, within 20 business days after receipt of a request therefor, such information as we may reasonably request for use in connection with the shelf registration statement or any prospectus or preliminary prospectus included therein.

Additional Interest

If either of the following occurs (each being referred to as a “Registration Default”):

●	the exchange offer has not been consummated within 270 business days following the original issuance of the outstanding notes, or

●
any registration statement required by the registration rights agreement  is filed and declared effective but ceases to be effective at any time after the 270th day following the original issuance of the outstanding notes with respect to an exchange offer registration statement or the 450th day following the original issuance of the outstanding notes with respect to a shelf registration statement, as the case may be.

then the interest rate borne by the applicable transfer restricted securities will increase by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the aggregate of all such increases exceed 0.50% per annum.  Following the cure of all Registration Defaults relating to any particular transfer restricted securities, the interest rate borne by the relevant transfer restricted securities will be reduced to the original interest rate borne thereby; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant transfer restricted securities will again be increased pursuant to the foregoing provisions.

All of our obligations described above that are outstanding with respect to any transfer restricted security at the time such security ceases to be a transfer restricted security shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

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DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes offered hereby in exchange for the outstanding notes (which exchange notes collectively with the outstanding notes that are not exchanged in the exchange offer are referred to as the “notes”) will be issued under the indenture dated as of February 5, 2010 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).  The following is a summary of the material terms and provisions of the notes.  The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The notes are subject to all such terms, and prospective investors in the notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except the exchange notes will not contain transfer restrictions, holders of exchange notes will no longer have any registration rights, and we will not be obligated to pay additional interest on the exchange notes as described in the Registration Rights Agreement.

This “Description of the Exchange Notes” is intended to be a useful overview of the material provisions of the notes, the Indenture, the Security Documents and the Intercreditor Agreement.  Since this “Description of the Exchange Notes” is only a summary, you should refer to those documents for a complete description of our obligations and your rights.  Copies of these documents have been filed with the SEC.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

●	will be general senior obligations of the Company;

●
will be effectively junior to the Company’s obligations that are either (i) secured by Liens on the Collateral senior or prior to the Second Priority Liens, including indebtedness under our Credit Facilities, or (ii) secured by assets that are not part of the Collateral that is securing the notes, in each case to the extent of the value of the collateral securing such obligations;

●
will be effectively senior to the Company’s existing and future unsecured obligations to the extent of the value of the Collateral securing the notes, after giving effect to First Priority Liens on the Collateral and Permitted Collateral Liens;

●	will be senior in right of payment to all existing and future obligations of the Company that are expressly subordinated to the notes;

●	will be structurally junior to any obligations of any non-Guarantor Subsidiaries; and

●	will be unconditionally guaranteed on a general senior secured basis by each Guarantor.

The notes and the Obligations under the Indenture will be secured by second-priority security interests in the Collateral (subject as to priority and otherwise to certain exceptions and Permitted Collateral Liens). As a result, the notes and the Obligations under the Indenture will be effectively (a) junior to any Indebtedness of the Company and the Guarantors which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets, and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Indebtedness under the Credit Facilities will be secured by a first-priority security interest in the Collateral. Accordingly, while the notes rank equally in right of payment with the Indebtedness under the Credit Facilities and all other liabilities not expressly subordinated by their terms to the

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notes, the notes are effectively subordinated to the Indebtedness outstanding under the Credit Facilities, to the extent of the value of the Collateral.

The Guarantees

The notes will be unconditionally guaranteed on a general secured basis, jointly and severally, by the Parent Company and substantially all of the current North American Subsidiaries of the Parent Company (other than the Company) (the “Subsidiary Guarantors”).

The notes will be guaranteed by each new Restricted Subsidiary that provides a guarantee under any Credit Facilities.

The Guarantees of the notes:

●	will be general senior obligations of each Guarantor;

●
will be effectively junior to each Guarantor’s obligations that are either (i) secured by Liens on the Collateral senior or prior to the Second Priority Liens, including indebtedness under our Credit Facilities, or (ii) secured by assets that are not part of the Collateral that is securing the notes, in each case to the extent of the value of the collateral securing such obligations;

●
will be effectively senior to each Guarantor’s existing and future unsecured obligations to the extent of the value of the Collateral securing the notes, after giving effect to First Priority Liens on the Collateral and Permitted Collateral Liens; and

●	will be senior in right of payment to all existing and future obligations of each Guarantor that are expressly subordinated to the notes.

As of January 2, 2010, the Company and the Guarantors had total secured Indebtedness of approximately $756.5 million, with approximately $128.5 million (net of any outstanding letters of credit) available under our Credit Facilities. All of such Indebtedness is secured by Liens having priority to the Liens securing the notes. The Indenture will permit the Company and the Guarantors to incur additional Indebtedness under certain circumstances.

As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the subheading “Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Unrestricted Subsidiaries will not guarantee the notes.

Upon any release of a Guarantor from its Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

Principal, Maturity and Interest

We will issue the notes initially with a maximum aggregate principal amount of $400.0 million in denominations of $2,000 and integral multiples of $1,000. The notes will mature on February 1, 2018.

Subject to our compliance with the covenants described under the captions “—Certain Covenants—Incurrence of Indebtedness” and “—Certain Covenants—Liens” we may, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the notes being offered hereby in an unlimited principal amount (the “additional notes”). Any such additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the initial notes) for all purposes of the Indenture and this “Description of the Notes” unless the context indicates otherwise.

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Interest on the notes will accrue at the rate of 8⅞% per annum and will be payable semiannually in arrears on each February 1 and August 1, commencing on August 1, 2010. We will make each interest payment to the Holders of record of the notes on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

Note Guarantees; Restrictions on Parent Company and Subsidiary Guarantors

The Guarantors, which will include the Parent Company and the Subsidiary Guarantors, will jointly and severally guarantee our obligations under the notes. The notes will be guaranteed in the future by each new North American Subsidiary that provides a guarantee under any Credit Facilities.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantors’ obligations or reduce such obligations to an amount that effectively makes the Note Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

Except in a transaction as a result of which a Subsidiary Guarantor would be released from its Note Guarantee as provided in the Indenture and described below, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or a Subsidiary Guarantor) unless:

(1)           either: (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or the jurisdiction in which such Guarantor is organized and under the laws of which it is existing;

(2)           the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor under the Note Guarantees and the Indenture, as applicable, pursuant to agreements reasonably satisfactory to the Trustee; and

(3)            immediately after such transaction no Default or Event of Default exists.

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)           in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation), if the Company applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the Indenture; or

(2)           in connection with any sale of all of the capital stock of a Subsidiary Guarantor, if the Company applies the Net Proceeds of that sale in accordance with the applicable provisions of the Indenture.

See “—Repurchase at the Option of Holders—Asset Sales.”

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Security

General

The notes and the Company’s Obligations under the Indenture will be secured by Second Priority Liens granted by the Company, the existing Domestic Guarantors and any future Domestic Guarantor on substantially all of the assets of Company and the Domestic Guarantors (whether now owned or hereafter arising or acquired), subject to certain exceptions, Permitted Collateral Liens and encumbrances described in the Indenture and the Security Documents.

In the security and pledge agreement, the Parent Company will pledge the stock of the Company and the Company and the Domestic Guarantors other than the Parent Company, subject to certain exceptions, will grant security interests in (collectively, excluding the Excluded Property, the “Collateral”):

(a)           all present and future shares of Capital Stock of (or other ownership or profit interests in) each of the Company’s present and future direct and indirect subsidiaries held by the Company or a Domestic Guarantor;

(b)           all present and future intercompany debt owed to the Company or any Domestic Guarantor;

(c)           all of the present and future property and assets, real and personal, of the Company and each Domestic Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and

(d)           all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Indenture and the Security Documents will exclude certain property from the Collateral (the “Excluded Property”), including:

(a)           more than 65% of the aggregate issued and outstanding voting Capital Stock of any Foreign Subsidiary owned directly by the Company or a Domestic Guarantor,

(b)           Capital Stock of any Foreign Subsidiary that is organized as an “unlimited liability company” in the Province of Nova Scotia,

(c)           any Capital Stock of any Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the notes or note Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency),

(d)           any general intangible, chattel paper, instrument or account which by its terms prohibits the creation of a security interest therein (whether by assignment or otherwise), except to the extent that Section 9-406(d), 9-407(a) or 9-408(a) of the UCC is effective to render any such prohibition ineffective,

(e)           any permit, lease, license or franchise to the extent any law applicable thereto prohibits the creation of a security interest therein, and

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(f)           any equipment (including any software incorporated therein) owned by the Company or any Domestic Guarantor on the Issue Date or thereafter acquired that is subject to a lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Indenture to the extent that the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other lien on such Collateral.

The Company will be required to perfect on the Issue Date the security interests in the Collateral to the extent they can be perfected by the filing of UCC-1 financing statements or the delivery of certificates representing Capital Stock or notes representing intercompany debt. To the extent any such security interest cannot be perfected by such filing or delivery, the Company will be required to use commercially reasonable efforts to have all security interests that are required by the Security Documents to be in place perfected as soon as practicable following the Issue Date, but in any event no later than 120 days after the Issue Date. If the Company or any Domestic Guarantor were to become subject to a bankruptcy proceeding, any Liens recorded or perfected after the Issue Date would face a greater risk of being invalidated than if they had been recorded or perfected on the Issue Date.

Subject to the foregoing, if property that is intended to be Collateral is acquired by the Company or a Domestic Guarantor (including property of a Person that becomes a new Domestic Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Company or such Domestic Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Domestic Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture or the Security Documents.

As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Lien Obligations and then ratably to satisfy obligations under the notes and any Permitted Additional Pari Passu Obligations. In addition, the Indenture will permit the Company and the Guarantors to create additional Liens under specified circumstances. See the definition of “Permitted Collateral Liens.”

The Collateral will be pledged to (1) the administrative agent under the Credit Facilities (together with any successor, the “First Lien Agent”), on a first-priority basis, for the benefit of the First Lien Secured Parties to secure the First Lien Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations to secure the Second Lien Obligations. The Second Lien Obligations will constitute claims separate and apart from (and of a different class from) the First Lien Obligations. The Second Priority Liens will be junior and subordinate to the First Priority Liens.

Control over Collateral and Enforcement of Liens

The Security Documents provide that, prior to the Discharge of First Lien Obligations, the First Lien Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the holders of Second Lien Obligations to take limited protective measures with respect to the Second Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

Proceeds realized by the First Lien Agent or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

●	first, to amounts owing to the holders of the First Lien Obligations until the Discharge of First Lien Obligations;

●
second, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents and to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

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●	third, to amounts owing to any representative for Permitted Additional Pari Passu Obligations in its capacity as such in accordance with the terms of such Permitted Additional Pari Passu Obligations;

●	fourth, ratably to amounts owing to the holders of Second Lien Obligations in accordance with the terms of the Security Documents and the Indenture; and

●	fifth, to the Company and/or other Persons entitled thereto.

None of the Collateral has been appraised in connection with the offering of the notes. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes. In addition, the fact that the First Lien Lenders will receive proceeds from enforcement of the Collateral before Holders of the notes, that other Persons may have first-priority Liens in respect of Collateral subject to Permitted Collateral Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Obligations in addition to the Obligations under the notes and the Indenture could have a material adverse effect on the amount that Holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors.

To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of such creditor’s interest in the collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

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Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

The Security Documents and the Indenture provide that the Second Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor’s Note Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the Obligations under the notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the notes as set forth below under “—Legal Defeasance and Covenant Defeasance,” (b) in whole, upon satisfaction and discharge of the Indenture, (c), in whole, upon payment in full of principal, interest and all other Obligations on the notes issued under the Indenture, (d) in whole or in part, with the consent of the requisite Holders of the notes in accordance with the provisions under “—Amendment, Supplement and Waiver,” including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, notes, and (e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Guarantors in a transaction permitted by “—Certain Covenants—Limitation on Asset Sales” and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Permitted Additional Pari Passu Obligations then secured by that asset are released; (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents; (C) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Capital Stock secure the notes or Guarantees, to file separate financial statements with the Securities and Exchange Commission (or any other governmental agency); (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture; (E) that becomes Excluded Property; or (F) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture and the Security Documents.

To the extent applicable, the Company will comply with Section 313(b) of the TIA, relating to reports, and Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. In every instance that the Trustee or the Collateral Agent is asked to acknowledge a release, the Company shall deliver an Officers’ Certificate stating that all conditions to the release in the Indenture and the Security Documents have been satisfied.

Intercreditor Agreement

The Company, the Domestic Guarantors, the Collateral Agent and the First Lien Agent will enter into the Intercreditor Agreement, which will establish the second-priority status of the Second Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies, release of Collateral and amendments to the Security Documents, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

●
Pursuant to the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations agree that the First Lien Agent and the other First Lien Secured Parties have no fiduciary duties to them in respect of the maintenance or preservation of the Collateral. The First Lien Agent will agree in the Intercreditor Agreement to hold, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the Second Lien Obligations. In addition, the Collateral Agent, the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations waive any claim against the First Lien Agent and the First Lien Lenders in connection with any actions they may take under the Credit Agreement or with respect to the

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Collateral. They further waive any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

●
The Intercreditor Agreement will provide for the right of the Collateral Agent and the holders of Second Lien Obligations to exercise rights and remedies as unsecured creditors against the Company or any Grantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Intercreditor Agreement.

●
Pursuant to the Intercreditor Agreement, the Collateral Agent and the Trustee, for itself and on behalf of the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Trustee, Collateral Agent, Holders of the notes, holders of any Permitted Additional Pari Passu Obligations or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of certain sections of the Intercreditor Agreement (including those relating to the release of the Second Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary or desirable to accomplish the purposes of such section of the Intercreditor Agreement, including any financing statements, mortgage releases, intellectual property releases, endorsements or other instruments of transfer or release of such liens.

●
Notwithstanding the time, manner, order or method of grant, creation, attachment or perfection of any First Priority Liens or Second Priority Liens, the First Priority Liens will rank senior to any Second Priority Liens on the Collateral. The Collateral for the First Priority Liens, the Second Priority Liens and the Permitted Additional Pari Passu Obligations will at all times be the same, provided that the Excluded Property identified in clause (c) of the definition of “Excluded Property” may secure the First Lien Obligations.

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The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that if they receive payments at any time from the Collateral in contravention of the Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders (through the First Lien Agent).

In addition, if the Company or any other Grantor is subject to any Insolvency or Liquidation Proceeding, the Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that:

●
they will not object to or otherwise contest (and, as necessary, will consent to) the Company’s or such other Grantor’s use of cash collateral if the First Lien Obligation holders consent to such usage;

●
they shall not seek or require the Company or any other Grantor to provide any adequate protection, or accept any such adequate protection, for Second Lien Obligations except that if, in connection with the use of Collateral constituting cash collateral by the Company and the other Grantors or debtor-in-possession (“DIP”) financing provided to the Company and the other Grantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the Trustee may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary, will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) and to the Liens securing the DIP financing;

●
if the First Lien Obligation holders consent to a DIP financing, the Trustee and the holders of the Second Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing and to the priming of their Liens in connection therewith in the event that the Liens in favor

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of the First Lien Obligation holders are primed in connection with such DIP financing (provided that the aggregate principal amount of the DIP financing, plus the aggregate principal amount of First Lien Obligations, does not exceed the sum of (i) the amount permitted under clause (1) of the definition of “Permitted Debt” plus (ii) $25.0 million);

●
prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent and the required First Lien Lenders, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding; provided that the Trustee may seek or request adequate protection (i) in the form of a replacement or additional Lien and the First Lien Obligation holders will not object to or otherwise contest (and, as necessary, will consent to) such adequate protection, so long as all such replacement or additional Liens are fully junior and subordinate to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) or (ii) if a motion for adequate protection by the First Lien Agent or any holder of First Lien Obligations has been denied by the bankruptcy court;

●
they will not oppose any sale or other disposition of the Collateral consented to by the First Lien Obligation holders and shall be deemed to have consented to and released the Liens securing the Second Lien Obligations (provided that (x) the Liens securing the First Lien Obligations are simultaneously being released and (y) the net proceeds of such sale or other disposition of the Collateral are being used to repay First Lien Obligations);

●
none of the Trustee, the Collateral Agent or any holder of any Second Lien Obligations may support any plan of reorganization in any Insolvency or Liquidation Proceeding unless such plan (i) pays off in cash in full the First Lien Obligations or (ii) is otherwise accepted by the class of holders of the First Lien Obligations voting thereon;

●
until the Discharge of First Lien Obligations, neither the Trustee nor the Collateral Agent, on behalf of itself and the Holders of the notes or the holders of any Permitted Additional Pari Passu Obligations, will assert or support any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Lien Obligations for costs and expenses of preserving or disposing of any Collateral (provided that this clause will not preclude the Trustee, the Collateral Agent, the Holders of the notes or the holders of any Permitted Additional Pari Passu Obligations from supporting a plan of reorganization permitted by the preceding bullet point); and

●	the Trustee, the Collateral Agent and the holders of Second Lien Obligations acknowledge that holders of First Lien Obligations may have rights under Section 1111(b)(2) of the Bankruptcy Code.

No Impairment of the Security Interests

Neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the notes.

Further Assurances

Subject to the limitations described above under “—General,” the Security Documents and the Indenture will provide that the Company and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts, as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien on the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

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Optional Redemption

The notes may be redeemed, in whole or in part, at any time prior to February 1, 2014, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

After February 1, 2014, the Company may redeem all or a part of the notes (which includes additional notes, if any) upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2014	104.438
2015	102.219
2016 and thereafter	100.000

In addition, prior to February 1, 2013, the Company may at its option on any one or more occasions redeem the notes (including additional notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (including additional notes, if any) originally issued at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)           at least 65% of such aggregate principal amount of the notes (including additional notes, if any) originally issued remains outstanding immediately after the occurrence of such redemption (other than notes held directly or indirectly by the Parent Company, the Company and its Affiliates); and

(2)           each such redemption must occur within 90 days of the date of the closing of such Equity Offering.

In addition, prior to February 1, 2014, the Company may redeem up to 10% of the aggregate principal amount of the notes outstanding on the Issue Date in any 12-month period, in connection with up to two redemptions in such 12-month period, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Other Acquisitions of Notes

The Company may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

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Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof (provided however that no note will be purchased in part if such note would have a remaining principal amount of less than $2,000) of that Holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase such Holder’s notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent the provisions of any securities laws are inconsistent with the terms of the Indenture, the Company will not be deemed to have breached this covenant by complying with such laws.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)           deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount that is a multiple of $1,000 and at least $2,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise

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established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. The existing Credit Facilities prohibit the Company from repurchasing any notes pursuant to a Change of Control Offer prior to repayment in full of the debt under the existing Credit Facilities. Accordingly, if a Change of Control were to occur, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the existing Credit Facilities or, thereafter, to purchase any of the notes. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger a Holder’s right to require the Company to make an Change of Control Offer as described above. Any additional credit agreements or other agreements relating to First Lien Obligations to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the existing Credit Facilities contain a “change of control” provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a “change of control” would constitute a default under the existing Credit Facilities.

In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing the notes by the existing Credit Facilities or other agreements relating to Indebtedness of the Company, the Company shall seek either to repay such Credit Facilities or other agreements or to obtain the requisite consents of the holders of such Credit Facilities or other agreements to commence a Change of Control Offer to repurchase the notes in accordance with the terms of the Indenture. If the Company is unable to obtain such consents and/or repay all such Credit Facilities or other agreements, the Company would remain prohibited from repurchasing any notes and, as a result, the Company could not commence a Change of Control Offer to repurchase the notes within 30 days of the occurrence of the Change of Control, which would constitute an Event of Default under the Indenture. The Company’s failure to commence such a Change of Control Offer would also constitute an event of default under the Credit Facilities or other agreements which would permit the lenders thereunder to accelerate all of the Company’s debt under the Credit Facilities. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the Credit Facilities or other agreements, if accelerated, and then to repurchase all of the notes that might be delivered by holders seeking to accept a Change of Control Offer. See “Risk Factors.” We may be unable to repurchase the notes if we experience a “change of control.”

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           at least 75% of the Net Proceeds received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a)           any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted

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Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days following the closing of such Asset Sale; and

(c)           any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $75 million or (ii) five percent (5%) of the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company and determined in accordance with GAAP (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose; and

(3)           if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary must apply such Net Proceeds:

(1)           to be reinvested in the business of the Company or a Restricted Subsidiary and to the extent that the assets that were the subject of such Asset Sale constituted Collateral such replacement assets shall be required to constitute Collateral;

(2)           to permanently repay First Lien Obligations (in the case of First Lien Obligations that are revolving obligations, permanently reduce the commitments with respect thereto); or

(3)           to make an offer to purchase the notes at 100% of principal amount, plus accrued and unpaid interest, if any, and if applicable, (x) in the case of Net Proceeds from Collateral, to make an offer to the holders of other Permitted Additional Pari Passu Obligations and (y) in the case of any other Net Proceeds, to make an offer to the holders of other Indebtedness of the Company that ranks pari passu with the notes (the “Other Debt”), in either case (x) and (y) that by its terms requires the Company to make an offer to purchase such Permitted Additional Pari Passu Obligations or Other Debt, as applicable, upon consummation of an Asset Sale, to purchase such Permitted Additional Pari Passu Obligations or Other Debt, as applicable, on a pro rata basis with the notes.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to clause (3) above. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings.

Events of Loss

Within 365 days after the receipt of any Net Loss Proceeds from an Event of Loss, the Company or the affected Restricted Subsidiary, as the case may be, must apply the Net Loss Proceeds:

(1)           to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the “Subject Property”); provided, however, that the Company delivers to the Trustee within 120 days of such Event of Loss an Officers’ Certificate certifying that the Company has

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applied (or will apply after receipt of any anticipated insurance or similar proceeds) the Net Loss Proceeds in accordance with this clause (1);

(2)           to permanently repay First Lien Obligations (in the case of First Lien Obligations that are revolving obligations, permanently reduce the commitments with respect thereto); or

(3)           to make an offer to purchase the notes at 100% of principal amount, plus accrued and unpaid interest, if any, and if applicable, to make an offer to the holders of other Permitted Additional Pari Passu Obligations that by its terms requires the Company to make an offer to purchase such Permitted Additional Pari Passu Obligations upon an Event of Loss, to purchase such Permitted Additional Pari Passu Obligations on a pro rata basis with the notes.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to clause (3) above. To the extent that the provisions of any applicable securities laws or regulations conflict with the Event of Loss provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Event of Loss provisions of the Indenture by virtue of such compliance.

Pending the final application of any Net Loss Proceeds, the Company may temporarily reduce revolving credit borrowings.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules and procedures of DTC).

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company

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(other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness (other than Permitted Refinancing Indebtedness incurred to refund, refinance, defease or replace all or any portion of the Subordinated Notes) that is subordinated to the notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4)           make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which internal financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(3)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (3), (5), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)           50% of the Consolidated Net Income (or, in each case such Consolidated Net Income is a deficit, minus 100% of such deficit) of the Company since the first day of the fiscal quarter in which the Issue Date occurs, plus

(b)           the aggregate net cash proceeds received by the Company on and after the first day of the fiscal quarter in which the Issue Date occurs from the sale of Equity Interests or any Indebtedness that is convertible into Capital Stock and has been so converted, plus

(c)           the aggregate cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company as capital contributions on and after the first day of the fiscal quarter in which the Issue Date occurs, plus

(d)           100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities, in each case, received on and after the first day of the fiscal quarter in which the Issue Date occurs by means of (A) the sale or other disposition (other than of the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loan advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e)           $50 million.

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So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)           the repurchase, redemption, defeasance, retirement or other acquisition of any pari passu or subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company;

(3)           the redemption, repurchase, defeasance, retirement or other acquisition of pari passu or subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)           the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding year, not to exceed an aggregate of $20 million in any calendar year);

(6)           the making of any Restricted Investment, directly or indirectly, out of the net cash proceeds of substantially concurrent sales (other than to a Subsidiary) of Equity Interests of the Company;

(7)           the repurchase, redemption, retirement or other acquisition of Equity Interests of the Company or any Restricted Subsidiary issued, or Indebtedness incurred, by the Company or any Restricted Subsidiary in connection with the acquisition of any Person or any assets to the former owners of such Person or assets; and

(8)           Permitted Payments to the Parent Company.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant, were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would

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have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by the Company and any Restricted Subsidiary of Indebtedness, under Credit Facilities (including amounts outstanding on the Issue Date); provided that the aggregate principal amount of all Indebtedness under such Credit Facilities (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1)) permitted by this clause (1) does not exceed $570.0 million (after giving effect to all prepayments of amounts outstanding thereunder with the proceeds of the initial issuance of the notes), less any repayments actually made thereunder with the Net Proceeds of Asset Sales in accordance with clause (2) of the second paragraph of the covenant described under “—Repurchase at the Option of the Holders—Asset Sales”;

(2)           the incurrence by the Company and its Subsidiaries of Existing Indebtedness (excluding amounts outstanding under the Credit Agreement at the Issue Date);

(3)           the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the notes and the Guarantees (other than additional notes);

(4)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4)) not to exceed $50 million at any time outstanding;

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), (4) or (9) of this paragraph;

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

(a)           if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to or held by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee of such Subsidiary Guarantor, in the case of a Subsidiary Guarantor; and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding;

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(8)           the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(9)           the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accrued value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $75 million;

(10)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of judgment, appeal, surety, performance and other like bonds, bankers acceptances and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business (including any similar Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any Indebtedness referred to in this clause (10)); and

(11)           indebtedness incurred by the Company or any of its Subsidiaries arising from agreements or their respective bylaws providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries to any Person acquiring all or a portion of the business or assets of a Subsidiary of the Company.

For purposes of determining compliance with this “Incurrence of Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, as designated by the Company; provided, however, that any incurrences of Indebtedness under Credit Facilities must be first applied to clause (1) above. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset or property now owned or hereafter acquired other than the Collateral, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)           pay dividends or make any other distributions or pay Indebtedness to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;

(ii)           make loans or advances to the Company or any Restricted Subsidiary; or

(iii)           transfer any of its properties or assets to the Company or any Restricted Subsidiary.

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However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness and Credit Facilities and other contractual encumbrances or restrictions in each case as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Issue Date;

(2)           the Indenture, the Security Documents, the notes and the Note Guarantees;

(3)           applicable law;

(4)           any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements and instruments on the date of such acquisition;

(5)           purchase money obligations for property acquired in the ordinary course of business;

(6)           any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, loans, advances or asset transfers by that Restricted Subsidiary pending its sale or other disposition; or

(7)           Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)           any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Incurrence of Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the notes than the encumbrances and restrictions contained in the Indenture (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(9)           Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

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(11)           in the case of clause (iii) of the preceding paragraph, encumbrances or restrictions:

(a)           that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)           existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(c)           arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

(12)           customary restrictions on such loans, advances or transfers contained in agreements governing Permitted Investments properly made in accordance with the provisions of the Indenture.

Merger, Consolidation, or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)           either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of the Company under the notes, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction no Default or Event of Default exists;

(4)           the Collateral owned by or transferred to the surviving entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the notes, and (c) not be subject to any Lien other than Permitted Collateral Liens;

(5)           the property and assets of the Person which is merged or consolidated with or into the surviving entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the surviving entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

(6)           the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness.”

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In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (6) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)           the Company delivers to the Trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of the Board of Directors set forth in the Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)           indemnification agreements permitted by law entered into by the Company or any of its Restricted Subsidiaries with any of its Affiliates who are directors, employees or agents of the Company or any of its Restricted Subsidiaries;

(3)           transactions between or among the Company and/or its Restricted Subsidiaries;

(4)           payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(5)           Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(6)           payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the disinterested directors of the Company, if any, in good faith;

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(7)           the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(8)           transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national or regional standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(9)           any agreement, instrument or arrangement as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company); and

(10)           the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any shareholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company.

Additional Subsidiary Guarantees

If after the Issue Date the Company or any Restricted Subsidiary of the Company acquires or creates another Restricted Subsidiary (other than a special purpose financing vehicle) and such Restricted Subsidiary is a North American Subsidiary, then at such time as such Restricted Subsidiary first becomes a Significant Subsidiary of the Company, that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 10 Business Days of the date on which it was acquired or created.

The Obligations under the notes, the Note Guarantees and the Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Domestic Guarantor after the Issue Date will be secured equally and ratably by a Second Priority Lien on the Collateral granted to the Collateral Agent for the benefit of the Holders of the notes and the holders of Permitted Additional Pari Passu Obligations. Such Domestic Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the notes and take all actions advisable in the opinion of the Company, as set forth in an Officers’ Certificate accompanied by an opinion of counsel to the Company, to cause the Second Priority Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Domestic Guarantors.

Designation of Restricted and Unrestricted Subsidiaries

As of the Issue Date all of the Subsidiaries of the Company will be Restricted Subsidiaries. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. In addition, such designation will only be permitted if such Restricted Payment would be permitted at that time and if

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such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitations on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Restricted Subsidiaries that is not a Guarantor of the notes, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or the Parent Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary to the same extent as such Guarantee of such other Indebtedness, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

Notwithstanding the preceding paragraph, any Note Guarantee of the notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—Note Guarantees; Restrictions on Parent Company and Subsidiary Guarantors.” The form of the Guarantee of the notes will be attached as an exhibit to the Indenture.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Advances to Subsidiaries

All advances to Restricted Subsidiaries that are not Guarantors made by the Company after the Issue Date will be evidenced by Intercompany Notes in favor of the Company. Each Intercompany Note will be payable upon demand and will bear interest at a rate not less than the interest rate of the notes. A form of Intercompany Note will be attached as an exhibit to the Indenture.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition

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and results of operations of the Company and its Subsidiary Guarantors separate from the financial condition and results of operations of the other Subsidiaries of the Company.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company also shall comply with the other provisions of Trust Indenture Act § 314(a).

The foregoing reporting obligation may be satisfied by reports prepared and filed by the Parent Company on a consolidated basis under the requirements of the Exchange Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)           default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2)           default in payment when due of the principal of or premium, if any, on the notes;

(3)           failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Certain Covenants—Change of Control,” “—Certain Covenants—Asset Sales,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness”;

(4)           failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)            is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)           results in the acceleration of such Indebtedness prior to its express maturity; and

(c)           in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35 million or more;

(6)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $35 million, which judgments are not paid, discharged or stayed within 60 days following entry of judgment;

(7)           except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

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(8)           certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(9)           (x) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (a) any default or breach by the Company or any Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects in any material respect the condition or value of the Collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, taken as a whole, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge of the Indenture

The Company may terminate its obligations and the obligations of the Guarantors under the notes, the Indenture, the Security Documents and the Guarantees when (i) either (A) all outstanding notes have been delivered to the Trustee for cancellation or (B) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or Stated Maturity or date of redemption, and the Holders have a valid, perfected exclusive security

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interest on such deposit; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers’ Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”), except for:

(1)           the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such notes when such payments are due from the trust referred to below;

(2)           the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)           the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to the Security Documents and most of the covenants under the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding notes on the stated maturity or on an applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)            in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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(4)           no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any First Lien Obligation or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)           the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)           the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)           the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers’ Certificate, clauses (1) through (7) and, in the case of the opinion of counsel, clauses (2), (3), (5) and (6) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, (i) any of the Indenture, the notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Note Guarantees or the notes may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and (ii) the Security Documents or the obligations thereunder may be amended or supplemented with the consent of the holders of not less than a majority in aggregate principal amount of the notes and the Permitted Additional Pari Passu Obligations then outstanding, voting as one class.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)           reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium, if any, or Liquidated Damages or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any notes payable in money other than that stated in the notes;

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(6)           make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or Liquidated Damages or interest on the notes;

(7)           waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)           release any Guarantor from any of its obligations under its Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Guarantors, except as set forth in the Indenture;

(9)           release all or substantially all of the Collateral from the Liens of the Security Documents otherwise than in accordance with the terms of the Indenture or the Security Documents; or

(10)           make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture, the notes or (subject to any required consents of others) the Security Documents:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated notes in addition to or in place of certificated notes;

(3)           to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)           to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5)            to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)           to evidence and provide for the acceptance of appointment under the Security Documents by a successor Collateral Agent;

(7)           to add to the Collateral securing the notes;

(8)           to conform the text of the Indenture, the notes or the Security Documents to any provision of this “Description of the Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of the Notes”;

(9)           to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the notes, as additional security for the payment and performance of all or any portion of the Second Lien Obligations, on any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or on which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(10)           to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(11)           to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

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Book-Entry, Delivery and Form

The notes will be delivered in the form of one or more “Global Notes.” The Global Notes will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of DTC or its nominee, who will be the Global Notes holder. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated notes.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. Investors may hold their interests in the Global Notes through organizations that are DTC participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, Liquidated Damages (as defined under “Registration Rights”) if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in

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the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See “—Same-Day Settlement and Payment.”

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated notes would be subject to the legend requirements described herein under “Notice to Investors.” In addition, if:

(1)           We notify the Trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

(2)           We, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of certificated securities under the Indenture,

then, upon surrender by the Global Notes holder of its Global Notes, notes in such form will be issued to each person that the Global Notes holder and DTC identify as being the beneficial owner of the related notes.

Neither we nor the Trustee will be liable for any delay by the Global Notes holder or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes holder or DTC for all purposes.

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Same-Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes holder. With respect to certificated securities, we will make all payments of principal, premium, if any, Liquidated Damages, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to us, we will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the payment agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Concerning the Trustee

If the Trustee becomes a creditor of ours, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of at least a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture (including the Guarantees of the notes), the notes, the Intercreditor Agreement and the Security Agreement will be, as the case may be, governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

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Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Credit Facility” means any “Credit Facility” (other than the Credit Agreement and related First Lien Documents) as defined in and permitted under the Indenture; provided that any such “Credit Facility” shall only constitute an Additional Credit Facility hereunder if either (a) a Discharge of First Lien Obligations under the Credit Agreement and other related First Lien Documents occurs contemporaneously with a Refinancing thereof pursuant to a Refinancing that will be secured by a first priority Lien in any Collateral, or (b) the existing First Lien Lenders’ consent to such Credit Facility in accordance with the terms and conditions of the existing First Lien Credit Documents.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, as calculated by the Company, with respect to any note on any applicable redemption date, the greater of:

(1)           1.0% of the then outstanding principal amount of the Note; and

(2)           the excess of:

(a)           the present value at such redemption date of (i) the redemption price of the note at February 1, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           he then outstanding principal amount of the Note.

“Asset Sale” means:

(1)           the sale, lease, conveyance or other disposition of any assets or rights, including sales and leasebacks, but excluding sales of inventory and equipment in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Certain Covenants—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation, or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

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(2)           the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)           any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $20 million; or (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $20 million;

(2)           a transfer of assets between or among the Company and its Wholly Owned Restricted Subsidiaries;

(3)           an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

(4)           a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”; and

(5)           solely for purposes of the covenant described under “—Repurchase at the Option of the Holders—Asset Sales”, any Event of Loss that would otherwise constitute an Asset Sale.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           United States dollars;

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(2)           (a) pounds sterling, euros or any national currency of any participating member state of the EMU; or (b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of not more than twelve months from the date of acquisition;

(4)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)           repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)           money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(7)           investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended; and

(8)            investment funds investing 90% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of any of the following:

(1)           the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2)           the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)            the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company or the Parent Company, measured by voting power rather than number of shares;

(4)           the first day on which a majority of the members of the Board of Directors of the Company or the Parent Company are not Continuing Directors; or

(5)           the Company or the Parent Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or the Parent Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Parent Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company or the Parent Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

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“Collateral” means all of the assets of the Company and the Domestic Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations (including proceeds and products thereof).

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent under the Security Documents, together with its successors.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)           an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)           depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including stock-based compensation provision and loss on early extinguishment of debt, of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)           non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case on a consolidated basis.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, provided that:

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)           the Net Income of any non-Guarantor Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that non-Guarantor Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or

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any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that non-Guarantor Restricted Subsidiary or its shareholders;

(3)           the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)           the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5)           any write-downs with respect to, or losses on dispositions of, Subsidiaries and assets and all restructuring charges incurred by the Company, the Parent Company and the Subsidiaries, shall be excluded;

(6)           non-recurring fees, expenses or charges (including integration charges and, without limitation, the write-off of deferred financing fees) incurred in connection with this offering, or any merger, acquisition or consolidation shall be excluded; and

(7)           the cumulative effect of, or a change in accounting principles shall be excluded.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries on such date that is secured by Liens to (b) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, borrowings in the ordinary course of business under any revolving credit agreement shall not be given pro forma effect and shall be included in the calculation of the Consolidated Secured Debt Ratio only to the extent such borrowings were actually outstanding on such date of determination.

In addition, for purposes of calculating the Consolidated Secured Debt Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Consolidated Secured Debt Ratio Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period;

(3)           whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from such

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transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions, for which the steps necessary for realization are reasonably expected to be taken within the 12-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief executive officer, chief financial officer or treasurer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such officer’s certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture; and

(4)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Consolidated Secured Debt Ratio Calculation Date, including, but not limited to, divested operations EBITDA, shall be excluded.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Company on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of its voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company. Any amount of Indebtedness in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated Cash Flow for the applicable period.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or the Parent Company who:

(1)           was a member of such Board of Directors on the Issue Date; or

(2)           was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors of the Parent Company at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of June 21, 2006, among the Company, the Parent Company, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities (including, without limitation, indentures and the Credit Agreement), in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other asset securitizations, letters of credit or other long-term indebtedness, including any notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Discharge of First Lien Obligations” means, subject to any reinstatement of First Lien Obligations in accordance with the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First Lien Documents and termination of all commitments of the First Lien Lenders to lend or otherwise extend credit under the First Lien Documents, (b) payment in full in cash of all other First Lien Obligations (including letter of credit reimbursement obligations) that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium are paid (other than secured hedging and cash management obligations so long as arrangements satisfactory to the applicable provider shall have been made), and (c) termination or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First Lien Agent) of all letters of credit issued under the First Lien Credit Documents.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Guarantor” means any Guarantor that is organized under the laws of any political subdivision of the United States.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or underwritten public offering of common stock of the Company or the Parent Company in which the gross proceeds to the Company or the Parent Company, as applicable, are at least $50 million and, in the case of an offering by the Parent Company, the net proceeds are contributed to the Company.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following:

(i)           any loss, destruction or damage of such property or asset;

(ii)           any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii)           any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

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(iv)           any settlement in lieu of clauses (ii) or (iii) above.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

“First Lien Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Credit Documents” means the Credit Agreement, each other Credit Facility (to the extent that such Credit Facility provides for or evidences First Lien Obligations), the other Loan Documents (as defined in the Credit Agreement or any such other Credit Facility), and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding documents governing secured hedging and cash management obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“First Lien Documents” means the First Lien Credit Documents and any and all documents governing the other First Lien Obligations (including documents related to secured hedging and cash management obligations).

“First Lien Lenders” means the “Lenders” or “Holders” (as the case may be) from time to time party to, and as defined in, the Credit Agreement or any other First Lien Credit Document, together with their respective successors and assigns; provided that the term “First Lien Lender” shall in any event also include each letter of credit issuer and swing line lender under the Credit Agreement, including, without limitation, the “L/C Issuer,” the “Swing Line Lender” and any “Agent” under (and each as defined in) the Credit Agreement.

“First Lien Obligations” means (i) all Obligations under (and as defined in) the Credit Agreement and under any other document relating to the Credit Agreement, (ii) all Obligations under (and as defined in) any Additional Credit Facility and under any other document relating to such Additional Credit Facility (to the extent that the Indebtedness under such Additional Credit Facility is designated by the Company as “First Lien Obligations” for purposes of the Indenture) and (iii) all cash management and hedging obligations secured pursuant to any First Lien Credit Document; provided that the aggregate principal amount of, without duplication, revolving credit loans, letters of credit, term loans, other loans, notes or similar instruments (excluding, in any event, secured hedging and cash management obligations) provided for under the Credit Agreement, such Additional Credit Facility or any other First Lien Credit Document (or any refinancing thereof) in excess (the “Excess Amount”) of the Maximum First Lien Principal Indebtedness, and any interest relating to such excess amount, shall not constitute First Lien Obligations for purposes of the Indenture. “First Lien Obligations” shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys’ and/or financial consultants’ fees and expenses) incurred by the First Lien Agent and the First Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Grantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable (but in any event not including any obligations excluded pursuant to the proviso in the preceding sentence).

“First Lien Secured Parties” has the meaning given to the term “First Lien Creditors” in the Intercreditor Agreement.

“First Priority Liens” means all Liens that secure the First Lien Obligations.

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“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, borrowings in the ordinary course of business under any revolving credit agreement shall not be given pro forma effect and shall be included in the calculation of the Fixed Charge Coverage Ratio only to the extent such borrowings were actually outstanding during the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Fixed Charge Coverage Ratio Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period;

(3)           whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from such transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions, for which the steps necessary for realization are reasonably expected to be taken within the 12-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief executive officer, chief financial officer or treasurer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officer executing such officer’s certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture;

(4)           if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness);

(5)           interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

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(6)           interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate;

(7)           the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded; and

(8)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

(2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)           any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           cash dividend payments on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Grantor” means the Company, the Parent Company and each Domestic Guarantor that has executed and delivered, or may from time to time hereafter executed and deliver, a Security Document.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)           the Parent Company,

(2)           each Subsidiary Guarantor; and

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(3)           any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture; and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business; and

(3)           any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Holder” means the Person in whose name a note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)           borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           banker’s acceptances;

(4)           representing Capital Lease Obligations;

(5)           the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)           representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. In addition, in the event that the Company obtains any incremental revolving credit commitments under the Credit Agreement, 100% of such commitments shall be deemed to be an incurrence of Indebtedness solely for purposes of the first paragraph of the covenant entitled “Incurrence of Indebtedness” and clause (1) of the definition of “Permitted Liens”, and any borrowings, repayments and reborrowings at any time under such incremental revolving credit commitments shall not be deemed a new incurrence of Indebtedness.

The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor, (b) any other voluntary or involuntary

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insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding-up of the Company or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

“Intercompany Notes” means the intercompany notes issued by Restricted Subsidiaries of the Company that are not Guarantors in favor of the Company or a Guarantor to evidence advances by the Company or such Guarantor, in each case, in the form attached as Exhibit F to the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding Hedging Obligations. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means February 5, 2010, the date of initial issuance of the notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maximum First Lien Principal Indebtedness” means Indebtedness, including letters of credit, under the First Lien Credit Documents (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Grantors thereunder) in an aggregate principal amount not to exceed the amount of Indebtedness permitted under clause (1) of the definition of “Permitted Liens” (as set forth in the Indenture as in effect on the Issue Date). For the avoidance of doubt, for the purposes of this definition, (a) any additional Indebtedness under the First Lien Credit Documents permitted under the Indenture as in effect on the Issue Date shall be deemed to include 100% of any increase in revolving commitments under the First Lien Credit Documents after the Issue Date, whether or not the full amount of such commitments is borrowed on the effective date of such increase or borrowed, repaid and/or reborrowed at any time thereafter, so long as such increase was permitted under the Indenture as of the effective date of such increase, and (b) secured hedging obligations and cash management obligations shall not be considered Indebtedness under the First Lien Credit Documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

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(2)           any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including, without limitation, insurance proceeds (other than business interruption insurance proceeds), condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss (other than any Lien which does not rank prior to the Second Priority Liens), and any taxes paid or payable as a result thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“North American Subsidiary” means a Restricted Subsidiary formed under the laws of a state of the United States (including the District of Columbia), or under the laws of a province of Canada, that has a principal place of business within the United States, or Canada, as applicable.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two officers, except as otherwise provided herein, of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, who meet certain requirements specified in the Indenture.

“Parent Company” means Cenveo, Inc., a Colorado corporation.

“Permitted Additional Pari Passu Obligations” means obligations under any additional notes or other Indebtedness secured by the Second Priority Liens that is in each case permitted by the Indenture; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement and the Intercreditor Agreement.

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“Permitted Businesses” means the printing business generally including the business conducted by the Company and its Subsidiaries as of the Issue Date and any other business or businesses ancillary, complementary or related thereto.

“Permitted Collateral Liens” means:

(i)           Liens securing the notes outstanding on the Issue Date, Permitted Refinancing Indebtedness with respect to such notes, the Guarantees relating thereto and any Obligations with respect to such notes, Permitted Refinancing Indebtedness and Guarantees;

(ii)           Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred pursuant to the Indenture which Liens are granted pursuant to the provisions of the Security Documents;

(iii)           Liens existing on the Issue Date (other than Liens specified in clause (i) or (ii) above);

(iv)           Liens described in clauses (1) (which Liens shall be subject to the Intercreditor Agreement), (5), (6), (7), (8), (10), (11), (13), (14), (15), (16), (17), (18), (19), (20), (21) (which Liens shall be subject to the Intercreditor Agreement), (24), (26), (27), (28) and (29) (but only with respect to Obligations secured by Liens described in clause (1), (2), (4) and (5) referred to therein) of the definition of “Permitted Liens”;

(v)           easements, rights-of-way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of the property affected thereby or materially impair the use of such property in the operation of the business of such Person;

(vi)           Liens on the Collateral in favor of the Collateral Agent relating to Collateral Agent’s administrative expenses with respect to the Collateral; and

(vii)           other Liens permitted under Section 7.01 of the Credit Agreement (as in effect on the date hereof).

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holder—Asset Sales”;

(5)           Investments existing as of the Issue Date;

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(6)           any acquisition of assets solely in exchange for the issuance of Equity Interests of the Company;

(7)           accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business;

(8)           any Investment by the Company or a Restricted Subsidiary in assets of a Permitted Business or assets to be used in a Permitted Business;

(9)           stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments;

(10)           the acceptance of notes payable from and loans and advances to officers, directors and employees of the Company or its Subsidiaries in payment for the purchase of Capital Stock;

(11)           any other Investment acquired by the Company or any of its Restricted Subsidiaries;

(a)           in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(b)           as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)           Hedging Obligations permitted under clause (7) of the covenant described in “—Incurrence of Indebtedness”;

(13)           guarantees of Indebtedness permitted under the covenant described in “—Incurrence of Indebtedness”;

(14)           Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(15)           advances to, or guarantees of Indebtedness of, employees not in excess of $5 million outstanding at any one time, in the aggregate;

(16)           loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(17)           advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries; and

(18) any other investment in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) since the Issue Date and existing at the time such Investment was made, did not exceed $50 million.

“Permitted Liens” means:

(1)           Liens incurred to secure Obligations in respect of any Indebtedness under Credit Facilities not to exceed the greater of (i) the amount permitted to be incurred pursuant to clause (1) of the covenant described above under “—Certain Covenants—Incurrence of Indebtedness” and (ii) an amount

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such that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0 (provided, that in the event the Company obtains any incremental revolving credit commitments under the Credit Agreement, all Liens securing such commitments shall, for purposes of this clause (1), be deemed to be incurred pursuant to this clause (ii) at the time of obtaining such commitments regardless of when any borrowings, repayments or reborrowings under such commitments are made); provided that such Liens under this clause (1) are subject to the provisions of the Intercreditor Agreement;

(2)           Liens incurred to secure Permitted Additional Pari Passu Obligations so long as, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.0; provided that such Liens are subject to the provisions of the Intercreditor Agreement;

(3)           Liens in favor of the Company or the Guarantors;

(4)           Liens when the notes are secured by such Lien on an equal and ratable basis unless the Obligation secured by any such Lien is subordinate or junior in right of payment to the notes, in which case the Lien securing such Obligation must be subordinate and junior to the Lien securing the notes with the same or lesser relative priority as such Obligation shall have with respect to the notes;

(5)           Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with the Company or the Restricted Subsidiary;

(6)           Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(7)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)           Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness” covering only the assets acquired with such Indebtedness;

(9)           Liens existing on the Issue Date;

(10)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension or public liability obligations or to secure the payment or performance of bids, tenders, statutory or regulatory obligations, surety, stay, or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(12)           easements, rights-of-way, restrictions, defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(13)           purchase money liens (including extensions and renewals thereof);

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(14)           Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(15)           judgment and attachment Liens not giving rise to an Event of Default;

(16)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(17)           Liens arising out of consignment or similar arrangements for the sale of goods;

(18)           any interest or title of a lessor in property subject to any Capital Lease Obligation or operating lease;

(19)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(20)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(21)           Liens securing Hedging Obligations that are otherwise permitted under the Indenture; provided that such Liens are subject to the provisions of the Intercreditor Agreement;

(22)           leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries;

(23)           Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(24)           Liens in favor of collecting or payer banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(25)           Liens to secure Non-Recourse Debt;

(26)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(27)           Liens (i) of a collection bank arising under the Uniform Commercial Code on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodity or brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(28)           any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture of similar agreement;

(29)           Liens to secure any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) which refinances as a whole, or in part, any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (2), (5), (6), (8), (9) and (13); provided, however, that:

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(a)           such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

(b)           the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)           the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clause (1), (2), (5), (6), (8), (9) or (13) at the time the original Lien became a Permitted Lien under the Indenture and

(ii)           an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

(30)           Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the notes (other than additional notes) and the Guarantees; and

(31)           Liens not otherwise permitted by clauses (1) through (30) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $25 million at any one time outstanding.

“Permitted Payments to Parent Company” means:

(1)           payments to the Parent Company in an amount sufficient to permit the Parent Company to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries, including any reasonable professional fees and expenses, not in excess of $5 million in the aggregate during any consecutive 12-month period;

(2)           payments to the Parent Company to enable the Parent Company to pay foreign, federal, state or local tax liabilities (“Tax Payment”), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that the Parent Company has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries; provided, however, that (a) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Company and any of its U.S. Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that the Company is the parent company of an affiliated group (the “Company Affiliated Group”) filing a consolidated Federal income tax return and that the Parent Company and each such U.S. Subsidiary is a member of the Company Affiliated Group and (b) any Tax Payments shall either be used by the Parent Company to pay such tax liabilities within 90 days of the Parent Company’s receipt of such payment or refunded to the party from whom the Parent Company received such payments; and

(3)           payments to the Parent Company in an amount sufficient to permit the Parent Company to repurchase, redeem or other acquire or retire for value any Equity Interests of the Parent Company or any Restricted Subsidiary of the Parent Company held by any member of the Parent Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding year, not to exceed an aggregate of $20 million in any calendar year).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

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(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the Holder thereof);

(2)           such Permitted Refinancing Indebtedness has a final maturity date either no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or 91 days following the maturity of the notes, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)           if the Indebtedness (other than the Subordinated Notes) being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)           such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals” means the officers and directors of the Parent Company on the Issue Date, their Affiliates (as such term is defined under the Exchange Act) and the Parent Company’s and Company’s Employee Stock Ownership Plan and Trust.

“Registration Rights Agreement” means that certain agreement among the Company, the Guarantors and the Initial Purchasers that may require the Company to file a shelf registration statement to register resales of the notes.

“Related Party” with respect to any Principal means:

(1)           any controlling shareholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2)           any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons, referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Second Lien Obligations” means the Indebtedness and Obligations under the Indenture and any Permitted Additional Pari Passu Obligations.

“Second Priority Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

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“Security Agreement” means the pledge and security agreement to be dated as of the Issue Date among the Collateral Agent, the Company and the Domestic Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Collateral Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Notes” means (i) the Company’s 8-3/8% Senior Subordinated Notes due 2014 issued pursuant to the Indenture, dated as of June 15, 2004, among the Company (as successor to Cadmus Communications Corporation), the subsidiary guarantors party thereto and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee, and (ii) the Company’s 7-7/8% Senior Subordinated Notes due 2013 issued pursuant to the Indenture, dated as of February 4, 2004, by and among the Company (formerly known as “Mail-Well I Corporation”), the guarantors party thereto and U.S. Bank National Association, as trustee.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary that shall have guaranteed, pursuant to the Indenture or a supplemental indenture and the requirements therefor set forth in this Indenture, the payment of all principal of, and interest and premium, if any, on the notes and all other amounts payable under the notes or the Indenture.

“Treasury Rate” means, as obtained by the Company, with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 1, 2014; provided, however, that if the period from such redemption date to February 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)            is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products of (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, and (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; and

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

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DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain of our indebtedness (other than the notes) that we expect to be outstanding following the offering does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of corresponding agreements, including the definitions of defined terms that are not otherwise defined in this prospectus.

Senior Secured Credit Facilities

Our existing Credit Agreement dated as of June 21, 2006, as amended by the First Amendment to Credit Agreement dated as of March 7, 2007, the Second Amendment to Credit Agreement dated as of August 27, 2007, the Third Amendment to Credit Agreement dated as of April 24, 2009, and the Fourth Amendment to Credit Agreement dated as of January 25, 2010 (the “Credit Agreement”) provides for:

●
a term loan C facility (the “Term Loan Facility”) with an outstanding principal amount of approximately $372.7 million and a maturity date of June 21, 2013, and includes a delayed draw term loan facility with an outstanding principal amount of approximately $10.6 million (the “Delayed Draw Term Loan Facility”);

●	a $150.0 million revolving credit facility with a maturity date of June 21, 2012; and

●	$100.0 million in the aggregate of additional term loan and revolving credit facility capacity (less the amount of certain permitted debt issuances utilized to finance acquisitions).

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate determined at our option at the time of each borrowing based on LIBOR or the prime rate publicly announced from time to time, in each case plus a specified interest rate margin. We partially hedge our exposure to floating interest rates under the Credit Agreement. See “—Interest Rate Swaps.”

Prepayments

The Credit Agreement requires us to prepay outstanding term loans and revolving loans, subject to certain exceptions:

●	75% of our excess cash flow if our consolidated leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

●	100% of the net cash proceeds of all non-ordinary course dispositions of property by the Company or certain subsidiaries;

●	100% of certain insurance proceeds resulting from any casualty or any other loss, damage or destruction of any real or personal property and certain proceeds resulting from condemnation events;

●	50% of the net cash proceeds of equity issuances; and

●
100% of the net cash proceeds of any incurrence of debt (including any additional notes issued under the Indenture following the initial date of issuance) other than debt permitted under the Credit Agreement.

We may voluntarily repay outstanding loans under the Credit Agreement at any time without premium or penalty, other than customary “breakage” costs.

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Amortization

The Term Loan Facility and the Delayed Draw Term Loan Facility amortize each year in an amount equal to 1% per annum in combined quarterly installments of $958,265, with the remaining principal balance due on June 21, 2013.

Guarantee and Security

We expect all obligations under the Credit Agreement will be unconditionally guaranteed by, subject to certain exceptions, Cenveo, Inc. and each of our existing and future direct and indirect domestic subsidiaries. Our obligations under the Credit Agreement are secured by substantially all of our assets and the assets of such guarantors.

Certain Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:
●	create liens on assets;

●	incur additional indebtedness;

●	make investments;

●	engage in mergers or consolidations;

●	dispose of property;

●	make restricted payments;

●	change the business conducted by us and our subsidiaries;

●	engage in certain transactions with affiliates;

●	enter into agreements that restrict dividends from subsidiaries;

●	make capital expenditures;

●	amend organizational documents;

●	change accounting methods;

●	prepay indebtedness; and

●	designate indebtedness as senior debt.

In addition, the Credit Agreement requires us to operate within a maximum consolidated leverage ratio, a maximum consolidated first lien leverage ratio and a minimum consolidated interest coverage ratio. The Credit Agreement also contains certain customary affirmative covenants.

Events of Default

The Credit Agreement contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

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●	non-payment;

●	failure to observe certain terms, covenants or agreements;

●	material inaccuracies of representations and warranties;

●	certain cross-defaults and cross-accelerations to other debts;

●	events of insolvency, bankruptcy or similar events;

●	material judgments against us;

●	certain occurrences with respect to employee benefit plans;

●	invalidity of loan documents;

●	the occurrence of a change in control;

●	failure to maintain a valid and perfected first priority lien on the collateral; and

●	failure to comply with the subordination provisions in the indentures governing our senior subordinated notes.

10 ½% Senior Notes due 2016

The Company issued its 10 ½% Notes pursuant to an indenture (the “10 ½% Indenture”) upon conversion of the Company’s senior unsecured loan. The interest on the 10 ½% Notes is payable semi-annually on each February 15th and August 15th. The Company may redeem the 10 ½% Notes, in whole or in part, on or after August 15, 2012, at redemption prices ranging from 100% to 105.25%, plus accrued and unpaid interest. In addition, at any time prior to August 15, 2011, the Company may redeem up to 35% of the aggregate principal amount of the notes originally issued at a redemption price of 110 ½% of the principal amount thereof, plus accrued and unpaid interest with the net cash proceeds of certain public equity offerings. Each holder of the 10 ½% Notes has the right to require the Company to repurchase such holder’s notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, upon the occurrence of certain events specified in the indenture that constitute a change in control of the Company. As of January 2, 2010, there was $170.0 million aggregate principal amount of the 10 ½% Notes outstanding.

Guarantee and Security

We expect all obligations under the 10 ½% Notes will be unconditionally guaranteed by Cenveo, Inc. and by substantially all of our current and certain of our future North American subsidiaries. The 10 ½% Notes are unsecured and are pari passu to all our existing and future senior indebtedness.

Certain Covenants

The 10 ½% Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to:

●	incur or guarantee additional indebtedness;

●	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

●	permit restricted subsidiaries to pay dividends or make other distributions or payments;

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●	dispose of our assets;

●	make investments;

●	grant liens on our assets;

●	merge or consolidate or transfer certain of our assets; and

●	enter into transactions with our affiliates.

The 10 ½% Indenture also contains certain customary affirmative covenants.

Events of Default

The 10 ½% Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

●	non-payment;

●	failure to observe certain terms, covenants or agreements;

●	certain cross-defaults and cross-accelerations to other debts;

●	failure to pay material judgments; and

●	events of insolvency, bankruptcy or similar events.

7 ⅞% Senior Subordinated Notes due 2013

The Company issued $320 million of its 7 ⅞% Notes pursuant to an indenture (the “7 ⅞% Indenture”). The interest on the 7 ⅞% Notes is payable semi-annually on each June 1st and December 1st. The Company may redeem the 7 ⅞% Notes, in whole or in part, at redemption prices ranging from 100% to 103.938%, plus accrued and unpaid interest. As of January 2, 2010, there was $296.3 million aggregate principal amount of the 7 ⅞% Notes outstanding.

Guarantee and Security

We expect all obligations under the 7 ⅞% Notes will be unconditionally guaranteed by Cenveo, Inc. and by substantially all of our current and certain of our future North American subsidiaries. The 7 ⅞% Notes are unsecured and are subordinated to all our existing and future senior indebtedness.

Certain Covenants

The 7 ⅞% Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to:

●	consummate an asset sale;

●	make restricted payments;

●	make investments;

●	incur additional indebtedness;

●	designate indebtedness as subordinate or junior to any senior debt and senior to the 7 ⅞% Notes;

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●	create liens on assets;

●	enter into agreements that restrict dividends from subsidiaries;

●	engage in certain transactions with affiliates;

●	guarantee other indebtedness;

●	engage in certain businesses other than permitted businesses;

●	pay for consents; and

●	engage in mergers or consolidations.

The 7 ⅞% Indenture also contains certain customary affirmative covenants.

Events of Default

The 7 ⅞% Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

●	non-payment;

●	failure to observe certain terms, covenants or agreements;

●	certain cross-defaults and cross-accelerations to other debts;

●	failure to pay material judgments; and

●	events of insolvency, bankruptcy or similar events.

8 ⅜% Senior Subordinated Notes due 2014

The Company (as successor to Cadmus) issued $125.0 million of its 8 ⅜% Notes pursuant to an indenture (the “8 ⅜% Indenture”). Interest on the 8 ⅜% Notes is payable semi-annually on each June 15th and December 15th. The 8  ⅜% Indenture provides that the Company may redeem these notes, in whole or in part, at redemption prices ranging from 100% to 104.188%, plus accrued and unpaid interest. As of January 2, 2010, there was $32.2 million aggregate principal amount of the 8 ⅜% Notes outstanding.

Guarantee and Security

We expect all obligations under the 8 ⅜% Indenture will be unconditionally guaranteed by Cenveo, Inc. and by substantially all of our current and certain of our future North American subsidiaries. The 8 ⅜% Notes are unsecured and are subordinated to all our existing and future senior indebtedness.

Certain Covenants

The 8 ⅜% Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to:

●	consummate an asset sale;

●	make restricted payments;

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●	make investments;

●	incur additional indebtedness;

●	incur any indebtedness that is subordinate or junior to any senior debt and senior to the 8 ⅜% Notes;

●	create liens on assets;

●	enter into agreements that restrict dividends, loans or advances, and asset transfers from subsidiaries;

●	engage in certain transactions with affiliates;

●	guarantee other indebtedness;

●	engage in certain businesses other than permitted businesses;

●	pay for consents; and

●	engage in mergers or consolidations.

The 8 ⅜% Indenture also contains certain customary affirmative covenants.

Events of Default

The 8 ⅜% Indenture contains events of default, including, without limitation (subject to customary cure periods and materiality thresholds):

●	non-payment;

●	failure to observe certain terms, covenants or agreements;

●	certain cross-defaults and cross-accelerations to other debts;

●	failure to pay material judgments; and

●	events of insolvency, bankruptcy or similar events.

Other Debt

Other debt of approximately $29.1 million at January 2, 2010, consists primarily of equipment loans.

Interest Rate Swaps

The Company enters into interest rate swap agreements to hedge interest rate exposure of notional amounts of its floating rate debt. As of January 2, 2010 the Company had $500.0 million of such interest rate swaps.

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CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following describes certain United States federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of the exchange of the outstanding notes for exchange notes and the ownership and disposition of the exchange notes by holders of outstanding notes pursuant to this exchange offer that hold the exchange notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, changes to any of which subsequent to the date of this prospectus (including possible retroactive changes) may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships or other pass-through entities (or investors in such entities), United States Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens.

We have not and will not seek any rulings from the Internal Revenue Service regarding the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions concerning the tax consequences of the ownership and disposition of the notes that are different from those discussed below.

As used in this section, a “United States Holder” means a beneficial owner of notes that is a United States person for United States federal income tax purposes, other than a partnership. “United States person” means:

●	any individual who is a citizen or resident of the United States,

●	any corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

●	any estate the income of which is subject to United States federal income taxation regardless of its source, or

●
any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date may elect to continue to be treated as United States persons. As used in this section, the term “Non-U.S. Holder” means a beneficial owner of notes that is, for United States federal income tax purposes, not a United States Holder and not a partnership.

If a partnership or other entity treated for United States federal income tax purposes as a partnership holds the outstanding notes or exchange notes, the tax treatment of a partner thereof generally will depend on the United States federal income status of the partner and the activities of the partnership.  Each partner of a partnership holding outstanding notes or exchange notes should consult its independent tax advisor as to the tax consequences of the partnership owning and disposing of the outstanding notes and exchange notes.

PROSPECTIVE PURCHASERS, INCLUDING PARTNERSHIPS AND THEIR PARTNERS, SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME, ESTATE AND GIFT TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS, TO THEIR PARTICULAR SITUATIONS.

In certain circumstances (see “Description of the Notes— Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the outstanding notes and exchange notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered to be remote or incidental. We believe that the potential for payment of additional interest due to the notes not being freely tradable or premium upon redemption of the notes due to a change of

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control or certain asset sales is remote or incidental. Our determination that these contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the Internal Revenue Service may take a different position, which could require a United States Holder to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a holder. The remainder of this disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application of the contingent payment debt regulations to the notes and the consequences thereof.

Exchange Offer

The exchange of an outstanding note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes.  Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note.  A holder’s holding period for an exchange note will include the holding period for the outstanding note and a holder’s initial basis in an exchange note will be the same as the holder’s adjusted basis in the outstanding note at the time of the exchange.

Tax Consequences to United States Holders

Payments of Stated Interest

Stated interest payable on the exchange notes will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

Amortizable Bond Premium

A United States Holder who purchased an outstanding note for an amount in excess of its principal amount will be considered to have purchased the outstanding note at a premium.  A United States Holder may elect to amortize the premium over the remaining term of such exchange note on a constant yield method.  The amount amortized in any year will be treated as a reduction of the United States Holder’s interest income from such exchange note.  A United States Holder who elects to amortize the premium on an outstanding note must reduce its tax basis in the outstanding note (which would reduce the tax basis in an exchange note exchanged therefor) by the amount of the premium amortized in any year.  An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS.  Bond premium on an outstanding note held by a United States Holder who does not make such an election will decrease the capital gain or increase the capital loss otherwise recognized on the disposition of the exchange note.

Sale, Exchange, Retirement, Redemption or Other Disposition

Subject to the market discount rules described below, upon the sale, exchange, retirement, redemption or other taxable disposition of an exchange note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the disposition of the exchange note (which excludes any amounts attributable to unpaid stated interest accrued between interest payment dates, which, to the extent not previously included in income, will be taxable as ordinary income) and such holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in an exchange note will generally be the United States Holder’s cost therefor increased by any market discount previously included in income with respect to the note and decreased by any previously amortized bond premium on the note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the disposition the notes have been held for more than one year. Under current laws, the excess of the taxpayer’s net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. In addition, there are limits on the deductibility of capital losses.

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Market Discount

Under the market discount rules of the Code, a United States Holder who purchased an outstanding note at a market discount generally will be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the exchange note received in exchange therefor as ordinary income to the extent of the accrued market discount (during the periods in which the holder held the outstanding note and exchange note) that has not been previously included in income.  Market discount is generally defined as the amount by which a United States Holder’s purchase price for a note is less than the note’s stated redemption price at maturity (generally, the note’s principal amount) on the date of purchase, subject to a statutory de minimis exception.  In general, market discount accrues on a ratable basis over the remaining term of the note unless a United States Holder makes an election to accrue market discount on a constant yield to maturity basis.  A United States Holder of an outstanding note with market discount may be required to defer part or all of its interest deductions with respect to any debt incurred or continues to purchase or carry such note (unless the United States Holder elects to include market discount in income on a current basis, as described below).  A United States Holder of a note may elect to report market discount as ordinary income as it accrues on either a ratable or a constant yield basis.  If a United States Holder makes this election, the rules regarding the treatment of gain upon the disposition of the note and upon the receipt of certain cash payments as ordinary income and regarding the deferral of interest deductions will not apply.  Currently, if the foregoing election is made by a United States Holder, the election will apply to all market discount obligations acquired by such holder during or after the first taxable year to which the election applies, and the election may not be revoked without the consent of the IRS.

Tax Consequences to Non-U.S. Holders

Subject to the discussion below concerning backup withholding:

(a)      payments of interest on the exchange notes by the Company or its paying agent to any Non-U.S. Holder will be exempt from the 30% United States federal withholding tax, provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below,

(b)           a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement, redemption or other disposition of exchange notes, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a “tax home” in the United States (in which case, such holder will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses) or (ii) such gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder) (in which case, a holder will be taxed as described below), and

(c)           exchange notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States (as specifically defined for estate tax purposes) at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual’s death, payments with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

The certification requirement referred to in subparagraph (a) will be satisfied if the beneficial owner of exchange notes certifies on Internal Revenue Service Form W-8BEN or successor form under penalties of perjury, that it is not a United States person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or, (ii) in the case of exchange notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers’

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securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable Internal Revenue Service requirements.

Alternatively, these certification requirements will not apply if the beneficial owner of the exchange notes holds those securities directly through a “qualified intermediary” (which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with the Internal Revenue Service concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a Non-U.S. Holder and the qualifying intermediary complies with Internal Revenue Service requirements. Special rules may apply with respect to notes held by a foreign partnership. Prospective investors, including foreign partnerships and their partners and holders who hold their exchange notes through a qualified intermediary, should consult their tax advisers regarding possible reporting requirements.

If a Non-U.S. Holder cannot satisfy the requirements in paragraph (a) described above, the gross amount of payments of interest to such Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. In order to claim the benefit provided by a tax treaty, a Non-U.S. Holder must provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the exchange notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder (unless an applicable income tax treaty provides otherwise). See “Tax Consequences to United States Holders” above. In lieu of the certificate described in the third preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed applicable Internal Revenue Service Form W-8 (generally, IRS Form - W-8ECI) or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to such effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

Information reporting requirements apply to certain payments of interest made to, and to the proceeds of sales or other dispositions (including retirements or redemptions), received by noncorporate United States Holders. In addition, a backup withholding tax will apply if the noncorporate United States Holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%.

Backup withholding will not apply to payments made on notes if the certifications required by Sections 871(h) and 881(c) of the Code as described above (under “Tax Consequences to Non-U.S. Holders”) are received or if the exemption for qualified intermediaries discussed above applies, provided that the Company or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a United States person. Under current Treasury Regulations, payments on the sale, exchange or other disposition (including a retirement or redemption) of exchange notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

●	a United States person,

●	a controlled foreign corporation for United States federal income tax purposes,

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●	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a United States trade or business, or

●	a foreign partnership with certain connections to the United States then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person and the payor does not have actual knowledge or reason to know that the holder is a United States person, or the holder otherwise establishes an exemption. Holders of exchange notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the holder files a United States income tax return and the required information is timely furnished to the Internal Revenue Service.

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PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes that had been acquired as a result of market-making or other trading activities.  We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until July 27 , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices.  Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of the exchange notes.  Any broker-dealer that resells exchange notes received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  We have agreed to pay all expenses incidental to the exchange offer, including certain fees and expenses of one counsel for the holders of senior notes, other than commissions and concessions of any broker or dealer.  We also have agreed that we will indemnify holders of the senior notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

The exchange notes are a new issuance of securities for which there currently is no established trading market.  We do not intend to apply for listing of any of the exchange notes on any securities exchange or for quotation through any annotated quotation system, and a trading market for the exchange notes may not develop.

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LEGAL MATTERS

Certain legal matters with respect to the exchange notes and the exchange guarantees offered hereby will be passed upon for us by Timothy M. Davis, our General Counsel, or Hughes Hubbard & Reed LLP, New York, New York.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements and the related financial statement schedule for the year ended December 29, 2007, incorporated by reference herein from Cenveo, Inc.’s Annual Report on Form 10-K, for the year ended January 2, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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Until July 27, 2010, all dealers effecting transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.